As filed with the Securities and Exchange Commission on August 22, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Methanex Corporation

(Exact name of Registrant as specified in its charter)

Canada	2869	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

1800 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3M1

(604) 661-2600

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street, New York, New York 10005 (212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)

Please send copies of all correspondence to:

Copies to:

Robin Mahood McCarthy Tétrault LLP Suite 2400, 745 Thurlow Street Vancouver, B.C., Canada V6E 0C5 (604) 643-7100	Ian P. Cameron Methanex Corporation 1800 Waterfront Centre 200 Burrard Street Vancouver, B.C., Canada V6C 3M1 Telephone: (604) 661-2600	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3024

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ) ..

	3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Debt Securities	U.S.$1,200,000,000	100%	U.S.$1,200,000,000	U.S.$145,440

(1)

There are being registered under this registration statement on Form F-10 such indeterminate number of debt securities of Methanex Corporation (the “Registrant”) as shall have an aggregate initial offering price not to exceed $1,200,000,000.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities registered under this registration statement.

(3)

U.S.$87,150 was previously paid in connection with the Registrant’s registration statement on Form F-10 (File No. 333-199756) (the “Prior Registration Statement”), originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 31, 2014. U.S.$150,000,000 of securities remain unsold from the Prior Registration Statement. Consequently, pursuant to Rule 457(p) under the Securities Act, U.S.$17,430 paid in connection with the Prior Registration Statement is being offset against the filing fee due in connection with this Registration Statement. Accordingly, U.S.$128,010 is being paid at the time of filing this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

This short form prospectus is referred to as a short form base shelf prospectus and has been filed under legislation in the Province of British Columbia that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel and Corporate Secretary of Methanex Corporation at 1800 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3M1 (telephone: 604-661-2600) and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

NEW ISSUE	August 22, 2019

METHANEX CORPORATION

US$1,200,000,000

Debt Securities

We may from time to time offer up to an aggregate principal amount of US$1,200,000,000 of debt securities during the 25 month period that this short form base shelf prospectus (this “Prospectus”), including any amendments hereto, remains valid. The debt securities may be offered separately or together, in one or more series, in amounts, at prices and on other terms to be determined based on market conditions at the time of issuance and set forth in an accompanying prospectus supplement.

We will provide the specific terms of the debt securities in respect of which this Prospectus is being delivered (the “Offered Debt Securities”) and all information omitted from this Prospectus in supplements to this Prospectus that will be delivered to purchasers of Offered Debt Securities together with this Prospectus. Each prospectus supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the Offered Debt Securities to which the prospectus supplement pertains. You should read this Prospectus and any applicable prospectus supplement carefully before you invest in Offered Debt Securities.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities regulator has approved or disapproved of any debt securities offered pursuant to this Prospectus or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from U.S. disclosure requirements. Our financial statements, which are incorporated by reference herein, have been prepared, for all periods presented, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). As a result, they may not be comparable to financial statements of U.S. companies.

Owning the Offered Debt Securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement and should consult with your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and all of the experts named in this Prospectus are not residents of the United States, and many of our assets and all or a substantial portion of the assets of such persons are located outside of the United States.

There is no market through which the Offered Debt Securities may be sold and purchasers may not be able to resell Offered Debt Securities purchased under this Prospectus. This may affect the pricing of the Offered Debt Securities on the secondary market, the transparency and availability of trading prices, the liquidity of the Offered Debt Securities and the extent of issuer regulation. See “Risk Factors.”

We may sell the Offered Debt Securities to or through underwriters or dealers, and also may sell Offered Debt Securities to one or more other purchasers directly or through agents. In addition, we may issue the Offered Debt Securities pursuant to one or more exchange offers for our previously issued debt securities. This Prospectus only qualifies under the securities laws of British Columbia the distribution of the Offered Debt Securities in the United States and elsewhere outside of Canada. This Prospectus does not qualify the distribution of any Offered Debt Securities which may be offered or sold in any province or territory of Canada, including the Province of British Columbia, and any such sales will only be made pursuant to private placement exemptions from the prospectus requirements of the securities laws of such provinces or territories. See “Plan of Distribution”. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the offering of the Offered Debt Securities and will set forth the terms of the offering of Offered Debt Securities, including, to the extent applicable, the proceeds to the Company, the principal amounts, if any, to be purchased by underwriters, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or reallowed to dealers. No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Our head and registered office is located at 1800 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3M1 (telephone: 604-661-2600).

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ABOUT THIS PROSPECTUS

Except as set forth under “Description of Debt Securities”, and unless the context otherwise requires, all references in this Prospectus to “we”, “us” and “our” and similar terms, as well as references to “Methanex” and “the Company”, refer to Methanex Corporation and its subsidiaries.

This Prospectus is part of a registration statement on Form F-10 relating to the Offered Debt Securities that we have filed with the SEC. Under the registration statement, we may, from time to time, offer any combination of the Offered Debt Securities described in this Prospectus in one or more offerings of up to an aggregate principal amount of US$1,200,000,000. This Prospectus provides you with a general description of the Offered Debt Securities that we may offer under the registration statement. Each time we offer Offered Debt Securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering of Offered Debt Securities. The prospectus supplement may also add, update or change information contained in this Prospectus. Before you invest in any Offered Debt Securities, you should read both this Prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Documents Incorporated by Reference”. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Offered Debt Securities.

The Offered Debt Securities will not be distributed, directly or indirectly, in Canada or to residents of Canada in contravention of the securities laws of any province or territory of Canada.

We use the United States dollar as our reporting currency. Accordingly, in this Prospectus and any prospectus supplement, all references to “dollars” or “$” are to U.S. dollars and all references to “Canadian dollars” and “CDN$” are to Canadian dollars. Unless otherwise indicated, all financial statements and other financial information included or incorporated by reference in this Prospectus or included or incorporated by reference in any prospectus supplement are in U.S. dollars and have been prepared in accordance with IFRS for all periods presented. IFRS differs in some material respects from U.S. generally accepted accounting principles, and so this financial information may not be comparable to the financial information of U.S. companies.

We have not authorized any person to provide you with information other than the information contained in or incorporated by reference in this Prospectus or any applicable prospectus supplement or the information included in the registration statement of which this Prospectus forms a part. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of Offered Debt Securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of this Prospectus or any applicable prospectus supplement, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file with the British Columbia Securities Commission (the “BCSC”) and with the various securities commissions or similar authorities in each of the provinces and territories of Canada annual and quarterly reports, material change reports and other disclosure documents. You may also access our disclosure documents and any reports, statements or other information that we file with the securities regulatory authorities in each of the provinces and territories of Canada through the Internet on the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym “SEDAR” and which may be accessed at www.sedar.com. SEDAR is the Canadian equivalent of the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov. In addition to our continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, we file with or furnish to the SEC certain reports and other information. Under a multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those in the United States.

You may read or obtain copies of any document we file with or furnish to the SEC on EDGAR, as well as from commercial document retrieval services.

DOCUMENTS INCORPORATED BY REFERENCE

Under the multijurisdictional disclosure system adopted by the United States and Canada, the SEC and the BCSC allow us to “incorporate by reference” certain information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Prospectus. The following documents, filed by us with the various securities commissions or similar authorities in each of the provinces and territories of Canada and filed with or furnished to the SEC, are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)	our annual information form dated March 11, 2019 for the year ended December 31, 2018;

(b)

our audited consolidated annual financial statements as at and for the years ended December 31, 2018 and 2017, together with the notes thereto and the auditors’ report thereon and the auditors’ report on the effectiveness of internal controls over financing reporting;

(c)	our management’s discussion and analysis of our financial condition and results of operation for the year ended December 31, 2018 (the “Annual MD&A”);

(d)	our unaudited condensed consolidated interim financial statements as at and for the three and six month periods ended June 30, 2019, together with the notes thereto;

(e)	our management’s discussion and analysis of our financial condition and results of operation for the three and six month periods ended June 30, 2019 (the “Interim MD&A”);

(f)	our management information circular dated March 8, 2019 for our annual meeting of shareholders held on April 25, 2019; and

(g)	the following material change reports:

(i)	our material change report dated March 11, 2019 in respect of our commencement of a normal course issuer bid; and

(ii)	our material change report dated July 23, 2019 in respect of our final investment decision to construct a 1.8 million tonne methanol facility in Geismar, Louisiana (the “Geismar 3 Project”).

Any document of the type referred to in the preceding paragraph (excluding confidential material change reports), the content of any news release publicly disclosing financial information for a period more recent than the period for which financial statements are required to be incorporated herein, and certain other documents as set forth in Item 11.1 of Form 44-101F1 of National Instrument 44-101 — Short Form Prospectus Distributions filed by us with a securities commission or similar authority in Canada after the date of this Prospectus and prior to the termination of a distribution of Offered Debt Securities will be deemed to be incorporated by reference in this Prospectus. These documents are available through the Internet on SEDAR. In addition, to the extent that any document or information incorporated by reference in this Prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to this Prospectus and the registration statement on Form F-10 of which this Prospectus forms a part.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Upon a new annual information form and the related annual consolidated financial statements being filed by us with the appropriate securities regulatory authorities during the currency of this Prospectus, the previous annual information form, annual consolidated financial statements and all interim consolidated financial statements, material change reports, and all prospectus supplements filed by us prior to the commencement of our fiscal year in which the new annual information form and the related annual consolidated financial statements is filed will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers of debt securities hereunder. Upon an information circular in connection with an annual general meeting being filed by us with the appropriate securities regulatory authorities during the currency of this Prospectus, the information circular filed in connection with the previous annual general meeting (unless such information circular also related to a special meeting) will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers of debt securities hereunder.

Copies of the documents incorporated herein by reference may be obtained on request without charge from Kevin Price, General Counsel and Corporate Secretary of Methanex Corporation at 1800 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3M1 (telephone: 604 661-2600).

A prospectus supplement containing the specific terms in respect of any offering of Offered Debt Securities, updated disclosure of earnings coverage ratios, if applicable, and other information in relation to such Offered Debt Securities will be delivered to purchasers of such Offered Debt Securities together with this Prospectus and will be deemed to be incorporated by reference in this Prospectus as of the date of such prospectus supplement, but only for purposes of the offering of such Offered Debt Securities by such prospectus supplement.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, and certain documents incorporated by reference in this Prospectus, contain forward-looking information and forward-looking statements, as defined in applicable securities laws (collectively referred to as “forward-looking statements”). These statements relate to future events or our future performance. All statements other than statements of historical fact are forward-looking statements. The use of any of (or variations of any of) the words “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “should”, “believe”, “target”, “plan”, “predict” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or events to differ materially from those implied by such forward-looking statements. These statements speak only as of the date of this Prospectus or as of the date specified in the documents incorporated by reference in this Prospectus, as the case may be.

More particularly and without limitation, any statements regarding the following are forward-looking statements:

•	expected demand for methanol and its derivatives;

•	expected new methanol supply or restart of idled capacity and timing for start-up of the same;

•

expected shutdowns (either temporary or permanent) or restarts of existing methanol supply (including our own facilities), including, without limitation, the timing and length of planned maintenance outages;

•	expected methanol and energy prices;

•	expected levels of methanol purchases from traders or other third parties;

•	expected levels, timing and availability of economically priced natural gas supply to each of our plants;

•	capital committed by third parties towards future natural gas exploration and development in the vicinity of our plants;

•	our expected capital expenditures;

•	anticipated operating rates of our plants;

•	expected operating costs, including natural gas feedstock costs and logistics costs;

•	expected tax rates or resolutions to tax disputes;

•	expected cash flows, earnings capability and share price;

•	availability of committed credit facilities and other financing;

•

our ability to meet covenants or obtain or continue to obtain waivers associated with our long-term debt obligations, including without limitation, the Egypt limited recourse debt facilities that have conditions associated with the payment of cash or other distributions and the finalization of certain land title registrations and related mortgages which require actions by Egyptian governmental entities;

•	expected impact on our results of operations in Egypt or our financial condition as a consequence of actions taken or inaction by Egyptian governmental entities;

•	our shareholder distribution strategy and anticipated distributions to shareholders;

•

commercial viability and timing of, or our ability to execute, future projects, plant restarts, capacity expansions, plant relocations, or other business initiatives or opportunities, including our Geismar 3 Project;

•	our financial strength and ability to meet future financial commitments;

•	expected global or regional economic activity (including industrial production levels);

•	expected outcomes of litigation or other disputes, claims and assessments; and

•	expected actions of governments, governmental agencies, gas suppliers, courts, tribunals or other third parties.

We believe that we have a reasonable basis for making such forward-looking statements. The forward-looking statements in this Prospectus and certain documents incorporated by reference in this Prospectus are based on our experience, our perception of trends, current conditions and expected future developments as well as other factors. Certain material factors or assumptions were applied in drawing the conclusions or making the forecasts or projections that are included in these forward-looking statements, including, without limitation, future expectations and assumptions concerning the following:

•	the supply of, demand for, and price of methanol, methanol derivatives, natural gas, coal, oil and oil derivatives;

•	our ability to procure natural gas feedstock on commercially acceptable terms;

•	operating rates of our facilities;

•

receipt or issuance of third-party consents or approvals, including, without limitation, governmental registrations of land title and related mortgages in Egypt and governmental approvals related to rights to purchase natural gas;

•	the establishment of new fuel standards;

•	operating costs, including natural gas feedstock and logistics costs, capital costs, tax rates, cash flows, foreign exchange rates and interest rates;

•	the availability of committed credit facilities and other financing;

•	timing of completion and cost of our Geismar 3 Project;

•	global and regional economic activity (including industrial production levels);

•	absence of a material negative impact from major natural disasters;

•	absence of a material negative impact from changes in laws or regulations;

•	absence of a material negative impact from political instability in the countries in which we operate; and

•	enforcement of contractual arrangements and ability to perform contractual obligations by customers, natural gas and other suppliers and other third parties.

However, forward-looking statements, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. The risks and uncertainties primarily include those attendant with producing and marketing methanol and successfully carrying out major capital expenditure projects in various jurisdictions, including; without limitation:

•	conditions in the methanol and other industries including fluctuations in the supply, demand and price for methanol and its derivatives, including demand for methanol for energy uses;

•	the price of natural gas, coal, oil and oil derivatives;

•	our ability to obtain natural gas feedstock on commercially acceptable terms to underpin current operations and future production growth opportunities;

•	the ability to carry out corporate initiatives and strategies;

•	actions of competitors, suppliers, and financial institutions;

•	conditions within the natural gas delivery systems that may prevent delivery of our natural gas supply requirements;

•	our ability to meet timeline and budget targets for our Geismar 3 Project, including cost pressures arising from labour costs;

•	competing demand for natural gas, especially with respect to any domestic needs for gas and electricity;

•

actions of governments and governmental authorities, including, without limitation, the implementation of policies or other measures that could impact the supply of or demand for methanol or its derivatives;

•	changes in laws or regulations;

•

import or export restrictions, anti-dumping measures, increases in duties, taxes and government royalties, and other actions by governments that may adversely affect our operations or existing contractual arrangements;

•	worldwide economic conditions; and

•	other risks described in the documents incorporated by reference in this Prospectus, including, without limitation, under the heading “Risk Factors and Risk Management” in our Annual MD&A.

We caution you that the foregoing list of important factors and assumptions is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward-looking statements.

Having in mind these and other factors, you are cautioned not to place undue reliance on forward-looking statements. They are not a substitute for the exercise of one’s own due diligence and judgment. The outcomes implied by forward-looking statements may not occur and we do not undertake to update forward-looking statements except as required by applicable securities laws. You should also carefully consider the matters discussed under “Risk Factors” in this Prospectus.

METHANEX CORPORATION

We are the world’s largest producer and supplier of methanol to the major international markets of North America, Asia Pacific, Europe and South America. We have production facilities in New Zealand, the United States, Trinidad, Chile, Egypt and Canada.

RISK FACTORS

An investment in the Offered Debt Securities involves risk. Before deciding whether to invest in the Offered Debt Securities, you should consider carefully the risks described below as well as the other information contained and incorporated by reference in this Prospectus (including subsequent documents incorporated by reference in this Prospectus) and, if applicable, those described in a prospectus supplement relating to a specific offering of Offered Debt Securities. These are not the only risks and uncertainties that we face. Additional risks not presently known to us or that we currently consider immaterial may also materially and adversely affect us. If any of the events identified in these risks and uncertainties were to actually occur, our business, financial condition or results of operations could be materially harmed.

The methanol industry is subject to commodity price volatility and supply and demand uncertainty.

The methanol business is a highly competitive commodity industry and prices are affected by supply and demand fundamentals. Methanol prices have historically been, and are expected to continue to be, characterized by cyclicality. Factors influencing supply and demand for methanol and related risks are found below. We are not able to predict future methanol supply and demand balances, global economic activity, methanol prices or energy prices, all of which are affected by numerous factors beyond our control. Since methanol is the only product we produce and market, a decline in the price of methanol has a significant negative effect on our results of operations and financial condition.

Future demand for methanol may be adversely affected by energy prices, global economic growth rates and government regulations and policies.

Energy Prices

Approximately 45% of methanol demand is from energy-related applications. These include methanol-to-olefins, methyl tertiary-butyl ether, direct blending of methanol into gasoline (primarily in China), di-methyl ether, biodiesel, methanol-to-gasoline, industrial boilers and marine fuel. Over the past number of years, methanol demand growth has been led by strong demand from these applications, in part, as relatively high oil prices generated an economic incentive to substitute lower cost methanol for petroleum products or as a feedstock in energy-related products. Over the past few years, the fastest growing application where methanol serves as a substitute for an energy product has been methanol-to-olefins, where methanol is an alternative feedstock in the production of olefins. Methanol-to-olefins use makes up approximately 14% of total methanol demand. Olefins have historically been made from ethane and naptha which are energy based feedstocks.

Methanol can also be blended directly with gasoline, and di-methyl ether (a methanol derivative) can be blended with liquefied petroleum gas (propane). Because of this relationship, methanol demand is sensitive to the pricing of these energy products, which in turn are generally linked to global energy prices.

We cannot provide assurance that energy prices will not negatively impact methanol demand growth, which could have an adverse effect on our results of operations and financial condition.

Global Economic Growth Rates

Approximately 55% of methanol demand is from traditional chemical applications. As these applications are used to manufacture products used in a wide variety of industrial products and consumer goods, the rate of growth in demand for methanol from these applications tends to be correlated with overall global economic growth. Any slowdown in the global or regional economies can negatively impact demand for methanol and have a detrimental impact on methanol prices.

Government Regulations and Policies

Changes in environmental, health and safety laws, regulations or requirements could impact methanol demand. The United States Environmental Protection Agency (“EPA”) has traditionally evaluated the human health effects of methanol as part of a standard review of chemicals under its Integrated Risk Information System (“IRIS”), a database of chemical health effects. More recently, the EPA has indicated a preference to evaluate chemicals under the Toxic Substances Control Act (“TSCA”); however, methanol has not been selected for review under TSCA. No authoritative body has classified methanol as a carcinogen. A draft assessment for methanol was released by the EPA in 2010 classifying methanol as “Likely to be Carcinogenic to Humans.” In

2011, the EPA divided the draft assessment for methanol into cancer and non-cancer assessments. In September 2013, the EPA released the final non-cancer assessment, in which it established the maximum ingestion and inhalation levels for methanol that it claims will not result in adverse health impacts. The timeline for the final cancer assessment remains unknown, and no activity on the cancer assessment for methanol is currently contained on the EPA’s work plan. We are unable to determine whether the current draft classification will be maintained in the final cancer assessment or if this will lead other government agencies to reclassify methanol. Any reclassification could reduce future methanol demand, which could have an adverse effect on our results of operations and financial condition.

In 2018, methanol demand for the production of formaldehyde represented approximately 30% of global demand. The largest use for formaldehyde is as a component of urea-formaldehyde and phenol-formaldehyde resins, which are used in adhesives for plywood, particleboard, oriented strand board, medium-density fibreboard and other reconstituted or engineered wood products.

There is also demand for formaldehyde as a raw material for engineering plastics and in the manufacture of a variety of other products, including elastomers, paints, building products, foams, polyurethane and automotive products.

The current EPA IRIS carcinogenicity classification for formaldehyde is “Likely to be Carcinogenic to Humans;” however, the EPA is reviewing this classification for formaldehyde as part of a standard review of chemicals. There is no firm timeline for the final assessment. In 2010, the EPA released its draft formaldehyde assessment, proposing formaldehyde as “Known to be Carcinogenic to Humans.” The National Toxicology Program (“NTP”) lists formaldehyde as “Known to be a Human Carcinogen” under the NTP Report on Carcinogens. EPA uses IRIS assessments as a basis for regulatory actions such as restricting emissions from products containing formaldehyde. The EPA continues to develop a revised IRIS assessment of formaldehyde. In 2019, formaldehyde was selected as a priority chemical for review under TSCA with an anticipated final risk evaluation date of December 2022.

In 2009, the US National Cancer Institute (“NCI”) published a report on the health effects of occupational exposure to formaldehyde and a possible link to leukemia, multiple myeloma and Hodgkin’s disease. The NCI report concluded that there may be an increased risk of cancers of the blood and bone marrow related to a measure of peak formaldehyde exposure. The NCI report was the first part of an update of the 2004 NCI study that indicated possible links between formaldehyde exposure and nasopharyngeal cancer and leukemia. The International Agency for Research on Cancer also concluded that there is sufficient evidence in humans of a causal association of formaldehyde with leukemia. In 2011, the U.S. Department of Health and Human Services’ National Toxicology Program released its 12th Report on Carcinogens, modifying its listing of formaldehyde from “Reasonably Anticipated to be a Human Carcinogen” to “Known to be a Human Carcinogen.”

We are unable to determine at this time if the EPA or other governments or government agencies will reclassify formaldehyde or what limits could be imposed related to formaldehyde emissions in the United States or elsewhere. Any such actions could reduce future methanol demand for use in producing formaldehyde, which could have an adverse effect on our results of operations and financial condition.

Increase in competitively priced methanol supply may have a negative impact on the methanol price.

An increase in competitively priced methanol supply, all else equal, can displace supply from higher cost producers and have a negative impact on methanol price. Methanol supply is influenced by the cost of production including the availability and cost of raw materials including coal and natural gas, freight costs, capital costs and government policies. Methanol supply can become available from the construction of new methanol plants, by restarting idle methanol plants, by carrying out major expansions of existing plants or by debottlenecking existing plants to increase their production capacity.

Approximately 4.0 million tonnes of new annualized capacity outside of China was introduced in 2018, including the 1.8 million tonne Natgasoline methanol plant which commenced operation late in the second quarter in Beaumont, Texas, the 1.7 million tonne Marjan methanol plant that started up late in the third quarter in Iran and the 0.5 million tonne Shchekinoazot methanol plant in Russia. In China, we estimate that approximately 2.7 million tonnes of net new production capacity was added in 2018. In the first quarter of 2019, the Kaveh Methanol Company in Iran announced completion of their 2.3 million tonne plant. We estimate that approximately 1.3 million tonnes of net new annual production capacity in China has been added in the first half of 2019.

Over the next few years, the majority of large-scale capacity additions outside of China are expected to be in the Americas and the Middle East. Caribbean Gas Chemical Limited is constructing a 1.0 million tonne plant in Trinidad with announced production targeted for late 2019. Yuhuang Chemical Industries Inc. announced it is progressing plans to complete a 1.7 million tonne project in St. James Parish, Louisiana with an announced target completion date in 2020. We recently announced a final investment decision to construct a 1.8 million tonne plant which will be our third plant in Geismar, Louisiana, with production targeted for the second half of 2022. There are other large-scale projects under discussion in North America; however, we believe that there has been limited committed capital to date. There are a number of projects under construction in Iran, including the Bushehr plant, that we continue to monitor. We anticipate that new non-integrated capacity additions in China will be modest due to a continuing degree of restrictions placed by the Chinese government on new standalone coal-based capacity additions. We expect that production from new capacity in China will be consumed in that country.

We cannot provide assurance that new supply additions will not outpace the level of future demand growth, thereby contributing to negative pressure on methanol price.

We are vulnerable to reductions in the availability of supply and fluctuations in the cost of natural gas.

Natural gas is the principal feedstock for producing methanol and it accounts for a significant portion of our operating costs. Accordingly, our results from operations depend in large part on the availability and security of supply and the price of natural gas. If, for any reason, we are unable to obtain sufficient natural gas for any of our plants on commercially acceptable terms or we experience interruptions in the supply of contracted natural gas, we could be forced to curtail production or close such plants, which could have an adverse effect on our results of operations and financial condition.

New Zealand

We have three plants in New Zealand with a total production capacity of up to 2.4 million tonnes of methanol per year, depending on natural gas composition. Two plants are located at Motunui and the third is located at nearby Waitara Valley. We have entered into several agreements with various natural gas suppliers to underpin our New Zealand operations with terms that range in length up to 2029. All agreements in New Zealand are take-or-pay agreements and include U.S. dollar base and variable price components where the variable price component is adjusted by a formula related to methanol prices above a certain level. We believe this pricing relationship enables these facilities to be competitive at all points in the methanol price cycle and provides gas suppliers with attractive returns. Certain of these contracts require the supplier to deliver a minimum amount of natural gas with additional volume dependent on the success of exploring and developing the related natural gas field.

We continue to pursue opportunities to contract additional natural gas to supply our plants in New Zealand.

The future operation of our New Zealand facilities depends on the ability of our contracted suppliers to meet their commitments and the success of ongoing exploration and development activities in the region. We cannot provide assurance that our contracted suppliers will be able to meet their commitments or that their ongoing exploration and development activities in New Zealand will be successful to enable our operations to operate at capacity. We cannot provide assurance that we will be able to obtain natural gas at economic terms or with the optimal carbon dioxide (“CO2”) composition. These factors could have an adverse impact on our results of operations and financial condition.

United States

We currently have two plants in Geismar, Louisiana with a total production capacity of 2.0 million tonnes. The Geismar facilities commenced first methanol production in 2015. We have recently reached a final investment decision to construct a 1.8 million tonne methanol plant in Geismar, Louisiana adjacent to our existing Geismar 1 and Geismar 2 facilities, which is expected to start production in the second half of 2022.

We have a fixed price agreement for the supply of substantially all of the natural gas requirements for the Geismar 1 facility that expires in 2025. We have forward contracts to hedge approximately 40% of the natural gas prices for the Geismar 2 facility through 2025. Additionally, we have a fixed price agreement for the supply of approximately one-third of the Geismar 3 facility’s expected annual natural gas requirements from 2023 to 2032. Natural gas received is fungible across the Geismar facilities. Further natural gas requirements at Geismar are expected to be either contracted at future dates or purchased in the spot market.

We believe that the long-term natural gas dynamics in North America will support the long-term operations of these facilities; however, we cannot provide assurance that our contracted suppliers will be able to meet their commitments or that we will be able to secure additional natural gas on commercially acceptable terms and this could have an adverse impact on our results of operations and financial condition.

Trinidad

Natural gas for our two methanol production facilities in Trinidad, with our share of total production capacity being 2.0 million tonnes per year, is supplied under take-or-pay contracts with the National Gas Company of Trinidad and Tobago Limited (“NGC”), which purchases the natural gas from upstream gas producers. Gas paid for, but not taken, in any year may be received in subsequent years subject to certain limitations. The contracts for Titan and Atlas have U.S. dollar base and variable price components, where the variable portion is adjusted by a formula related to methanol prices above a certain level. The contract for Atlas expires in 2024 and the contract for Titan expires at the end of 2019. We are currently in discussions with NGC to extend the Titan gas contract.

Large industrial consumers in Trinidad, including our Titan and Atlas facilities, have experienced curtailments of natural gas supply in the past due to a mismatch between upstream supply to NGC and downstream demand from NGC’s customers. While we believe the supply and demand fundamentals for natural gas in Trinidad will support the continued operation of these facilities, we cannot provide assurance that we will be able to renew gas contracts at economic terms. Additionally, we cannot provide assurance that our contracted gas suppliers will be able to fully meet their commitments, that we will not experience longer or greater than anticipated curtailments due to upstream outages or other issues in Trinidad and that these curtailments will not be material. These factors could have an adverse impact on our results of operations and financial condition.

Chile

Natural gas for our two plants in Chile is supplied by various producers in Chile and Argentina. A portion of the contracted gas is subject to deliver or pay and take or pay provisions. We believe that our current gas agreements will allow for a two-plant operation in Chile during the southern hemisphere summer months and up to a maximum of 75% of a two-plant operation annually in the near-term. The price paid for natural gas is a mix of both fixed price and a U.S. dollar base price plus a variable price component that is adjusted by a formula related to methanol prices above a certain level.

Our primary Chilean natural gas supplier is Empresa Nacional del Petróleo (“ENAP”). ENAP has made significant investments in the development of natural gas from unconventional reservoirs and this effort has resulted in increased gas deliveries from ENAP to our facilities. In January 2016, the U.S. Geological Survey assessed a technically recoverable mean resource of 8.3 trillion cubic feet of unconventional tight gas in the Chilean Magallanes Province. However, the potential for a sustained increase in gas deliveries to our plants depends on the economics of the development of gas discoveries and, ultimately, the price at which we can obtain gas.

During 2018, we received natural gas from Argentina under a tolling arrangement whereby the natural gas received was converted into methanol and then re-delivered to Argentina. This tolling arrangement has now expired. In September 2018, we started receiving natural gas from Argentina under four new gas supply agreements. In January 2019, we re-commenced receiving natural gas under a fifth gas supply agreement with an Argentine supplier. We are continuing to work with gas suppliers in Chile and Argentina to secure sufficient natural gas to sustain our Chile operations into the future.

The future of our Chile operations is primarily dependent on the level of exploration and development of natural gas in southern Chile and our ability to secure a sustainable natural gas supply to our facilities on economic terms from Chile and Argentina. We cannot provide assurance that we will be able to continue to secure a sustainable natural gas supply to our facilities on economic terms and that this will not have an adverse impact on our results of operations or financial condition.

Egypt

We have a 25-year, take-or-pay natural gas supply agreement expiring in 2036 for the 1.26 million tonne per year methanol plant in Egypt in which we have a 50% equity interest. The price paid for gas is based on a U.S. dollar base price plus a variable price component that is adjusted by a formula related to methanol prices above a certain level. Under the contract, the gas supplier is obligated to supply, and we are obliged to take or pay for, a specified annual quantity of natural gas. Gas paid for, but not taken, in any year may be received in subsequent years subject to limitations. In addition, the natural gas supply agreement has a mechanism whereby we are partially compensated when gas delivery shortfalls in excess of a certain threshold occur. Natural gas is supplied to this facility from the same gas delivery grid infrastructure that supplies other industrial users in Egypt, as well as the general Egyptian population.

Since the plant commenced operations in 2011, Egypt has experienced periods of significant social unrest, including acts of sabotage and government transitions. We believe that these factors previously contributed to constraints in the development of new supplies of natural gas coming to market resulting in our Egypt plant operating below full capacity before late-2016.

In spite of positive developments more recently in the natural gas supply in Egypt, the restrictions experienced in past years may persist in the future. We cannot provide assurance that we will not experience natural gas restrictions and that this would not have an adverse impact on our results of operations and financial condition.

Canada

We have entered into fixed price contracts to supply substantially all of our natural gas requirements for our Medicine Hat facility through 2031. In addition to hedges in place through 2022, we have a long-term, fixed price physical supply contract with a progressively growing supply commitment that started in 2018 and increases to 80-90% of the plant’s natural gas requirements from 2023 through 2031.

We cannot provide assurance that our contracted suppliers will be able to meet their commitments or that we will be able to continue to secure sufficient natural gas for our Medicine Hat facility on commercially acceptable terms and that this will not have an adverse impact on our results of operations and financial condition.

Changing global economic conditions could negatively impact our business.

In addition to the potential influence of global economic activity levels on methanol demand and price, changing global economic conditions can result in changes in capital markets. A deterioration in economic conditions could have a negative impact on our investments, diminish our ability to access existing or future credit and increase the risk of defaults by customers, suppliers, insurers and other counterparties.

We are subject to risks inherent in foreign operations.

A significant portion of our operations and investments are located outside of North America, in New Zealand, Trinidad, Egypt, Chile, Europe and Asia. We are subject to risks inherent in foreign operations such as loss of revenue, property and equipment as a result of expropriation; import or export restrictions; anti-dumping measures; nationalization, war, insurrection, civil unrest, sabotage, terrorism and other political risks; increases in duties, taxes and governmental royalties; renegotiation of contracts with governmental entities; as well as changes in laws or policies or other actions by governments that may adversely affect our operations, including lack of certainty with respect to foreign legal systems, corruption and other factors inconsistent with the rule of law. Many of the foregoing risks related to foreign operations may also exist for our domestic operations in North America. The Company is committed to doing business in accordance with all applicable laws and its code of business conduct, but there is a risk that it, its subsidiaries or affiliated entities or their respective officers, directors, employees or agents could act in violation of its codes and applicable laws. Any such violation could severely damage our reputation and could result in substantial civil and criminal fines or penalties. Such damage to our reputation and fines and penalties could materially affect the Company’s business and have an adverse impact on our results of operations and financial condition.

Because we derive a significant portion of our revenues from production and sales by subsidiaries outside of Canada, the payment of dividends or the making of other cash payments or advances by these subsidiaries may be subject to restrictions or exchange controls on the transfer of funds in or out of the respective countries or result in the imposition of taxes on such payments or advances.

The dominant currency in which we conduct business is the United States dollar, which is also our reporting currency. The most significant components of our costs are natural gas feedstock and ocean-shipping costs and substantially all of these costs are incurred in United States dollars. Some of our underlying operating costs, capital expenditures and purchases of methanol, however, are incurred in currencies other than the United States dollar, principally the Canadian dollar, the Chilean peso, the Trinidad and Tobago dollar, the New Zealand dollar, the euro, the Egyptian pound and the Chinese yuan. We are exposed to increases in the value of these currencies that could have the effect of increasing the United States dollar equivalent of cost of sales, operating expenses and capital expenditures. A portion of our revenue is earned in euros, Canadian dollars and Chinese yuan. We are exposed to declines in the value of these currencies compared to the United States dollar, which could have the effect of decreasing the United States dollar equivalent of our revenue.

Trade in methanol is subject to duty in a number of jurisdictions. Methanol sold in certain markets from our producing regions is currently subject to import duties ranging from 0% to 5.5%. As well, the 10% tariff enacted in 2018 on methanol imported from the United States to China and from China to the United States has been increased to 25% in 2019. There can be no assurance that the duties will not increase, that duties will not be levied in other jurisdictions in the future or that we will be able to mitigate the impact of future duties, if levied, or that future duties will not have a significant negative effect.

Methanol is a globally traded commodity that is produced by many producers at facilities located around the world. Some producers and marketers may have direct or indirect contacts with countries that may, from time to time, be subject to international trade sanctions or other similar prohibitions (“Sanctioned Countries”). In addition to the methanol we produce, we purchase methanol from third parties under purchase contracts or on the spot market in order to meet our commitments to customers, and we also engage in product exchanges with other producers and marketers. We believe that we are in compliance with all applicable laws with respect to sales and purchases of methanol and product exchanges. However, as a result of the participation of Sanctioned Countries in our industry, we cannot provide assurance that we will not be exposed to reputational or other risks that could have an adverse impact on our results of operations and financial condition.

We are subject to risk associated with changes to tax laws.

The Company is subject to taxes, duties, levies, governmental royalties and other government-imposed compliance costs in numerous jurisdictions. New taxes and/or increases to the rates at which these amounts are determined could have an adverse impact on our results of operations and financial condition.

We have organized our operations in part based on certain assumptions about various tax laws (including capital gains, withholding taxes and transfer pricing), foreign currency exchange and capital repatriation laws and other relevant laws of a variety of foreign jurisdictions. While we believe that such assumptions are reasonable, we cannot provide assurance that foreign taxation or other authorities will reach the same conclusion. The results of audit of prior tax filings and the final determination of these events may have a material impact on the Company. Refer to other risk factors below for more information related to current legal matters. Further, if such foreign jurisdictions were to change or modify such laws, we could suffer adverse tax and financial consequences.

Restrictions in our current debt agreements or the solvency of financial institutions could affect our ability to access existing financing or obtain new financing.

We have recently secured an $800 million construction credit facility for the Geismar 3 Project and renewed our undrawn $300 million revolving credit facility with a syndicate of banks that will expire in July 2024. Our ability to maintain access to the facilities is subject to meeting certain financial covenants, including an EBITDA to interest coverage ratio and a debt to capitalization ratio, both ratios calculated in accordance with definitions in the credit agreement that include adjustments related to the Company’s limited recourse subsidiaries.

As at June 30, 2019, our long-term debt obligations include $1,200 million in unsecured notes, $92 million related to the Egypt limited recourse debt facilities (100% basis) and $167 million of other limited recourse debt (100% basis) related to the financing of ocean going vessels which we own through less than wholly-owned entities. We intend to refinance the $350 million of the unsecured notes due December 15, 2019. The covenants governing the unsecured notes, which are specified in an indenture, apply to the Company and its subsidiaries, excluding the Egypt entity and other limited recourse entities, and include restrictions on liens, sale and lease-back transactions, a merger or consolidation with another corporation or a sale of all or substantially all of the Company’s assets. The indenture also contains customary default provisions. The Egypt limited recourse debt facilities are described as limited recourse as they are secured only by the assets of the Egypt entity. Accordingly, the lenders to the limited recourse debt facilities have no recourse to the Company or its other subsidiaries. The

Egypt limited recourse debt facilities have covenants and default provisions that apply only to the Egypt entity, including restrictions on the incurrence of additional indebtedness and a requirement to fulfill certain conditions before the payment of cash or other distributions.

We cannot provide assurance that we will be able to access new financing in the future on commercially acceptable terms or at all, or that the financial institutions providing the credit facility will have the ability to honour future draws. Additionally, failure to comply with any of the covenants or default provisions of the long-term debt facilities described above could result in a default under the applicable credit agreement that would allow the lenders to not fund future loan requests, accelerate the due date of the principal and accrued interest on any outstanding loans or restrict the payment of cash or other distributions. Any of these factors could have a significant negative effect on our results of operations, our ability to pursue and complete strategic initiatives or on our financial condition.

We are vulnerable to credit risk of our customers.

Our customers are large global or regional petrochemical manufacturers or distributors and a number are highly leveraged. We monitor our customers’ financial status closely; however, some customers may not have the financial ability to pay for methanol in the future and this could have an adverse effect on our results from operations and financial condition.

Our business is subject to many operational risks for which we may not be adequately insured.

Production Risks

Most of our earnings are derived from the sale of methanol produced at our plants. Our business is subject to the risks of operating methanol production facilities, such as equipment breakdowns, interruptions in the supply of natural gas and other feedstocks, power failures, longer-than-anticipated planned maintenance activities, loss of port facilities, natural disasters or any other event, including unanticipated events beyond our control, that could result in a prolonged shutdown of any of our plants or impede our ability to deliver methanol to customers. In 2019, the Egypt plant experienced a high-pressure steam release which has resulted in a plant shut-down since April 9, 2019. The plant remains off-line while inspections and repairs are being performed. We anticipate the plant restarting in the second half of 2019. A prolonged plant shutdown at any of our major facilities could have an adverse effect on our results of operations and financial condition.

Joint Arrangement Risk

Certain of our assets are jointly held and are governed by partnership and shareholder agreements. As a result, certain decisions regarding these assets require a simple majority, while others require 100 percent approval of the owners. In addition, certain of these assets (ocean going vessels) are operated by unrelated third-party entities. The operating results of these assets is to some extent dependent on the effectiveness of the business relationship and decision making among the Company and the other joint owner(s) and the expertise and ability of these third-party operators to successfully operate and maintain the assets. While the Company believes that there are prudent governance and contractual rights in place, there can be no assurance that the Company will not encounter disputes with partners. Such events could impact operations or cash flows of these assets which, in turn, could have an adverse effect on our results of operations and financial condition.

Purchased Product Price Risk

In addition to the sale of methanol produced at our plants, we also purchase methanol produced by others on the spot market and through purchase contracts to meet our customer commitments and support our marketing efforts. We have adopted the first-in, first-out method of accounting for inventories and it generally takes between 30 and 60 days to sell the methanol we purchase. Consequently, we have the risk of holding losses on the resale of this product to the extent that methanol prices decrease from the date of purchase to the date of sale. Holding losses, if any, on the resale of purchased methanol could have an adverse effect on our results of operations and financial condition.

Distribution Risks

Excess capacity within our fleet of ocean vessels resulting from a prolonged plant shutdown or other event could have an adverse effect on our results of operations and financial condition as our vessel fleet is subject to fixed time charter costs. In the event we have excess shipping capacity, we may be able to mitigate some of the excess costs by entering into sub-charters or third-party backhaul arrangements, although the success of this mitigation is dependent on conditions within the broader global shipping industry. If we suffer any disruptions in our distribution system and are unable to mitigate these costs, this could have an adverse effect on our results from operations and financial condition.

Insurance Risks

Although we maintain operational and construction insurance, including business interruption insurance, we cannot provide assurance that we will not incur losses beyond the limits of, or outside the coverage of, such insurance or that insurers will be financially capable of honouring future claims. From time to time, various types of insurance for companies in the chemical and petrochemical industries have not been available on commercially acceptable terms or, in some cases, have been unavailable. We cannot provide assurance that in the future we will be able to maintain existing coverage or that premiums will not increase substantially.

We may not be able to successfully identify, develop and complete new capital projects.

As part of our strategy to strengthen our position as the global leader in the production and marketing of methanol, we intend to continue pursuing new opportunities to enhance our strategic position in the methanol industry. Our ability to successfully identify, develop and complete new capital projects, including the Geismar 3 Project, is subject to a number of risks, including finding and selecting favourable locations for new facilities where sufficient natural gas and other feedstock is available with acceptable commercial terms, obtaining project or other financing on satisfactory terms, constructing and completing the projects within the contemplated budgets and schedules and other risks commonly associated with the design, construction and start-up of large complex industrial projects. We cannot provide assurance that we will be able to identify or develop new methanol projects.

Prospective impact of climate change could negatively impact our business.

Climate change poses a number of potential risks and impacts to the Company which remain uncertain today; however these potential risks and impacts may increase over time. The prospective impact of climate change may have an adverse impact on our operations, our suppliers or customers and thus impact the Company. The impacts of climate change may include water shortages, changing sea levels, changing storm patterns and intensities, and changing temperature levels, and the impact of these changes could be severe. We cannot predict the prospective impact of climate change on our operations, suppliers or customers, which could have an adverse impact on our results of operations and financial condition.

Government regulations relating to the protection of the environment could increase our costs of doing business.

The countries in which we operate and international and jurisdictional waters in which our vessels operate have laws, regulations, treaties and conventions in force to which we are subject, governing the environment and the management of natural resources as well as the handling, storage, transportation and disposal of hazardous or waste materials. We are also subject to laws and regulations governing emissions and the import, export, use, discharge, storage, disposal and transportation of toxic substances. The products we use and produce are subject to regulation under various health, safety and environmental laws. Non-compliance with these laws and regulations may give rise to compliance orders, fines, injunctions, civil liability and criminal sanctions.

Laws and regulations with respect to climate change and protecting the environment have become more stringent in recent years and may, in certain circumstances, impose absolute liability rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may also expose us to liability for the conduct of, or conditions caused by others or for our own acts even if we complied with applicable laws at the time such acts were performed. To date, environmental laws and regulations have not had a significant adverse effect on our capital expenditures, earnings or competitive position. However, operating petrochemical manufacturing plants and distributing methanol exposes us to risks in connection with compliance with such laws and we cannot provide assurance that we will not incur significant costs or liabilities in the future.

Management of Emissions

CO2 is a by-product of the methanol production process. The amount of CO2 generated by the methanol production process depends on the production technology, plant age, feedstock and any export of the by-product hydrogen. CO2 emissions are also generated from our marine operations when fuel is consumed during the global transport of methanol. We monitor and manage our CO2 emissions intensity, defined as the quantity of CO2 released per unit of production or transported tonne, relating to both methanol production and marine operations. Plant efficiency, and thus CO2 emissions, is highly dependent on the design and reliability of the methanol plant, and accordingly the CO2 emission figure may vary from year to year depending on the mix of production assets and vessels in operation.

Under the United Nations Framework Convention on Climate Change through the Kyoto Protocol and more recently the Paris Agreement (in effect from 2020), many of the countries we operate in have agreed to put forth efforts to reduce greenhouse gas (GHG) emissions.

We are currently subject to GHG regulations in New Zealand, Canada and Chile, but our production in the United States, Trinidad and Egypt are not subject to such regulations.

In New Zealand, an Emissions Trading Scheme (“ETS”) imposes a carbon price on producers of fossil fuels, including natural gas, which is passed on to the Company, increasing the cost of gas that the Company purchases in New Zealand. However, as a trade-exposed company, the Company is entitled to a free allocation of emissions units to partially offset those increased costs. In 2018, the New Zealand government initiated a series of policy reviews that could impact the price of carbon in New Zealand and began consultations on proposed changes to the ETS that could impact our entitlements to free allocations. The changes that have been announced to date are anticipated to be enacted in 2019 with implementation expected by 2022. We cannot provide assurance that unanticipated changes to the ETS will not have a material impact on our business in the future.

Our Medicine Hat facility is in the Canadian province of Alberta, which implemented a new GHG reduction regulation in 2018. The Carbon Competitiveness Incentive Regulation (“CCIR”) established a benchmark emission intensity for GHG emissions from methanol production. To address the concerns of industries determined to be energy intensive and trade exposed, this benchmark provides an 80% free emission allocation based on three baseline years of data from our Medicine Hat facility. The regulation also gives a full 1:1 credit for the injection of CO2 into our methanol production process. In April 2019, a new provincial government was elected in Alberta. The new government has committed to replacing the CCIR with a Technology Innovation and Emissions Reduction program, to take effect in 2020. We cannot provide assurance that legislation and governmental changes will not have a material impact on our business in the future.

Chile has imposed a carbon tax of $5/tonne since 2017 on certain CO2 emissions. However, the cost could increase significantly if the rate per tonne of emissions or scope of the legislation changes, and as such we cannot provide assurance that legislation changes will not have a material impact on our business in the future.

Although we have formal and proactive compliance management systems in place, we cannot provide assurance over ongoing compliance with existing legislation or that future laws and regulations to which we are subject governing the environment and the management of natural resources as well as the handling, storage, transportation and disposal of hazardous or waste materials will not have an adverse effect on our results of operations and financial condition.

Perceived or untrue occurrences could affect our reputation and financial condition.

Damage to our reputation could result from the actual or perceived occurrence of any number of events, and could include any negative publicity (for example, with respect to our handling of environmental, health or safety matters), whether true or not. Although we believe that we conduct our operations in a prudent manner and that we take care in protecting our reputation, we do not ultimately have direct control over how we are perceived by others. Reputation loss may result in decreased investor confidence, an impediment to our overall ability to advance our projects or increased challenges in maintaining our social license to operate, which could have an adverse impact on our results of operations and financial condition.

Cyber security attacks and breaches, loss of data and other disruptions could compromise sensitive information related to our business which could adversely affect our business.

Our business processes rely on Information Technology (“IT”) systems that are interconnected with external networks, which increases the threat of cyber attack and the importance of cyber security. In particular, if a cyber attack was targeted at our production facilities or our ability to transport methanol, the result could harm our plants, people and our ability to meet customer commitments for a period of time. In addition, targeted attacks on our systems (or third parties that we rely on), failure of a key IT system or a breach in security measures designed to protect our IT systems could have an adverse impact on our results of operations, financial condition and reputation. We have previously been the subject of cyber attacks on our internal systems, but these incidents have not had a significant negative impact on our results of operations.

While we have a comprehensive program to protect our assets, detect an intrusion and respond in the event of a cyber security incident, such program may not be effective against all potential cyber security incidents. As the cyber threat landscape continues to evolve, we implement continuous mitigation efforts, including: cyber education for our staff, risk prioritized controls to protect against known and emerging threats; tools to provide automated monitoring and alerting; and backup and recovery systems to restore systems and return to normal operations; however, we cannot be certain that such efforts will be effective in protecting us from cyber security incidents. We may be required to commit additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerabilities to cyber attacks.

The Company collects, uses and stores sensitive data in the normal course of business, including intellectual property, proprietary business information and personal information of our employees and third parties. Despite our security measures in place, our IT systems may be vulnerable to cyber attacks or breaches. Any such breach could compromise information used or stored on our IT systems and/or networks and, as a result, the information could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties or other negative consequences, including disruption to our operations and damage to the Company’s reputation, which could have an adverse impact on our results of operations and financial condition.

We may be subject to litigation from time to time and may also be involved in disputes with other parties in the future which could lead to litigation.

The Company is subject, from time to time, to litigation and may be involved in disputes with other parties in the future, which may result in litigation and claims under such litigation may be material. Various types of claims may be raised in these proceedings, including, but not limited to breach of contract, product liability, tax, employment matters, breach or unauthorized access to the Company’s information technology and infrastructure, environmental damage, climate change and the impact thereof, antitrust, bribery, and other forms of corruption. The Company cannot predict the outcome of any litigation. Defense and settlement costs may be substantial, even with respect to claims that have no merit. If the Company cannot resolve these disputes favourably, its business, financial condition, results of operations and future prospects may be materially adversely affected.

Trinidad

The Board of Inland Revenue of Trinidad and Tobago has audited and issued assessments against our 63.1% owned joint venture, Atlas, in respect of the 2005 to 2012 financial years. All subsequent tax years remain open to assessment. The assessments relate to the pricing arrangements of certain long-term fixed-price sales contracts with affiliates that commenced in 2005 and continue through 2019. The long-term fixed-price sales contracts with affiliates were established as part of the formation of Atlas and management believes were reflective of market considerations at that time. Atlas had partial relief from corporation income tax until late July 2014.

During the periods under assessment and continuing through 2014, approximately 50% of Atlas produced methanol was sold under these fixed-price contracts. From late 2014 through 2019 fixed-prices sales represent approximately 10% of Atlas produced methanol.

Management believes it is impractical to disclose a reasonable estimate of the potential contingent liability due to the wide range of assumptions and interpretations implicit in the assessments.

The Company has lodged objections to the assessments. Although there can be no assurance that these tax assessments will not have a material adverse impact, based on the merits of the cases and advice from legal counsel, we believe our position should be sustained, that Atlas has filed its tax returns and paid applicable taxes in compliance with Trinidadian tax law, and as such has not accrued for any amounts relating to these assessments. Contingencies inherently involve the exercise of significant judgment, and as such the outcomes of these assessments and the financial impact to the Company could be material.

We anticipate the resolution of this matter in the court system to be lengthy and, at this time, cannot predict a date as to when we expect this matter to be resolved.

There can be no assurance as to the liquidity of the trading market for the Offered Debt Securities or that a trading market for the Offered Debt Securities will develop.

There is no public market for the Offered Debt Securities and, unless otherwise specified in the applicable prospectus supplement, we do not intend to apply for listing of the Offered Debt Securities on any securities exchanges. There can be no assurance as to the liquidity of the trading market for the Offered Debt Securities or that a trading market for the Offered Debt Securities will develop. If an active market for any Offered Debt Securities issued under this Prospectus does not develop, it could have an adverse effect on the market price of the Offered Debt Securities or your ability to sell the Offered Debt Securities.

Credit ratings may not reflect all risks of an investment in the Offered Debt Securities and may change.

Credit ratings may not reflect all risks associated with an investment in the Offered Debt Securities. Any credit ratings applied to the Offered Debt Securities are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in such credit ratings will generally affect the market value of the Offered Debt Securities. In addition, such credit ratings may not reflect the potential impact of the risks related to our business discussed or incorporated by reference in this Prospectus or in any prospectus supplement. There is no assurance that any credit rating assigned to the Offered Debt Securities will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.

Changes in interest rates may cause the value of the Offered Debt Securities to decline.

Prevailing interest rates will affect the market price or value of the Offered Debt Securities. The market price or value of the Offered Debt Securities may decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

The Offered Debt Securities will be effectively subordinated to certain indebtedness of our subsidiaries.

Unless otherwise provided with respect to a series of Offered Debt Securities, the Offered Debt Securities will be our unsubordinated and unsecured obligation and will rank equally with all of our other unsecured, unsubordinated obligations. We conduct a substantial portion of our business through our subsidiaries. Therefore, unless otherwise provided with respect to a series of Offered Debt Securities and unless guaranteed under the terms of the indenture governing the Offered Debt Securities, our obligations under the Offered Debt Securities will be structurally subordinate to all existing and future indebtedness and liabilities, including trade payables, of our subsidiaries.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from any sale of Offered Debt Securities for any one or more of debt repayment, working capital, capital expenditures related to plant construction and maintenance or other general corporate purposes. Pending such use of any proceeds, we may invest funds in short-term marketable securities.

EARNINGS COVERAGE

The following earnings coverage ratios have been prepared in accordance with Canadian securities law requirements and included in this Prospectus in accordance with Canadian disclosure requirements. They have been calculated on a consolidated basis using financial information prepared in accordance with IFRS for the year ended December 31, 2018, and the twelve-month period ended June 30, 2019, and give effect to all of our long-term financial liabilities, and the repayment, redemption or other retirement thereof since the respective dates indicated below. The ratios do not give pro forma effect to any offering of Offered Debt Securities offered by a prospectus supplement and this Prospectus or to any change in indebtedness subsequent to the dates indicated below. For purposes of these calculations, reported net earnings attributable to Methanex shareholders have been increased by interest expense and income taxes.

Period	Earnings Coverage Ratio(1)	Net earnings before interest expense and income taxes(2)
Year ended December 31, 2018	8.7 times	$816.9 million
12-month period ended June 30, 2019	5.5 times	$573.3 million

(1)

The earnings coverage ratio is equal to net earnings attributable to Methanex shareholders, adjusted as described above, divided by interest expense. These ratios do not purport to be indicative of earnings coverage ratios for any future period.

(2)

Effective January 1, 2019, we adopted IFRS 16, Leases (“IFRS 16”) with the cumulative effect of initial application recognized as an adjustment to retained earnings. Our 2018 results have not been restated. The most significant effect of IFRS 16 was the recognition of the initial present value of unavoidable lease payments as right of use assets and lease liabilities on the statement of financial position for leases that were previously accounted for as operating leases. For the six month period ended June 30, 2019, interest expense includes interest on lease liabilities due to adoption of IFRS 16.

DESCRIPTION OF DEBT SECURITIES

In this section, the words “Company”, “we”, “us”, “our” and “Methanex” refer only to Methanex Corporation and not to any of its subsidiaries or joint ventures. The following description sets forth certain general terms and provisions of the Offered Debt Securities. The particular terms and provisions of the series of Offered Debt Securities offered by a prospectus supplement and this Prospectus, and the extent to which the general terms and provisions described below may apply thereto, will be described in such prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, the Offered Debt Securities will be issued under the trust indenture, dated as of July 20, 1995, which was entered into between Methanex and The Bank of New York Mellon (formerly United States Trust Company of New York), as trustee (the “Trustee”), as currently supplemented (the trust indenture as supplemented and as will be supplemented is referred to herein as the “Indenture”). The Indenture is by its terms subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. A copy of the form of Indenture has been filed with the SEC as an exhibit to the registration statement of which this Prospectus forms a part.

The summaries of the Indenture and the Offered Debt Securities are brief summaries of certain provisions of the Indenture and do not purport to be complete. For a more complete description, prospective investors should refer to the Indenture. Capitalized terms used in this section but not defined herein have the meaning ascribed thereto under the heading “Certain Definitions”. Whenever we refer to particular provisions of the Indenture, those provisions are qualified in their entirety by reference to the Indenture.

General

The Indenture does not limit the aggregate principal amount of debt securities (which may include debentures, notes, bonds or other evidences of indebtedness) which may be issued thereunder. It provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies. The debt securities offered pursuant to this Prospectus will be limited to an aggregate principal amount (or the equivalent in other currencies) of US$1,200,000,000.

The terms of the debt securities we may offer may differ from the general information provided below. In particular, certain covenants described below may not apply to certain debt securities we may offer under the Indenture. We may issue debt securities with terms different from those of debt securities previously issued under the Indenture.

The applicable prospectus supplement will contain a description of the following terms relating to the debt securities being offered:

•	the title of the Offered Debt Securities;

•	any limit on the aggregate principal amount of the Offered Debt Securities;

•	the extent and manner, if any, to which payment on or in respect of the Offered Debt Securities will be senior or will be subordinate to the prior payment of our other liabilities and obligations;

•	the extent to which the Offered Debt Securities will be issued at a premium or a discount to the principal amount;

•

the date or dates on which the Offered Debt Securities will mature and the portion (if less than all of the principal amount) of the Offered Debt Securities to be payable upon declaration of acceleration of maturity;

•

the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue (or the method by which such date or dates will be determined) and the dates on which any such interest will be payable and the regular record dates for any interest payable on the Offered Debt Securities;

•

any mandatory or optional redemption or sinking fund or analogous provisions, including the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed or purchased at the option of Methanex or otherwise;

•

whether the Offered Debt Securities will be issuable in whole or in part in the form of one or more registered global securities (“Registered Global Securities”) and, if so, the identity of the depositary for such Registered Global Securities;

•	the denominations in which debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000 in excess thereof;

•

each place where the principal of and any premium and interest on the Offered Debt Securities will be payable and each place where the Offered Debt Securities may be presented for registration of transfer or exchange;

•

if other than U.S. dollars, the foreign currency or the units based on or relating to foreign currencies in which the Offered Debt Securities are denominated and/or in which the payment of the principal of and any premium and interest on the Offered Debt Securities will or may be payable;

•	the terms and conditions, if any, on which the Offered Debt Securities may be convertible into or exchangeable for any other of our securities or securities of other entities;

•	whether the payment of the Offered Debt Securities will be guaranteed by any other person, and the terms of any such guarantees;

•	whether the Offered Debt Securities will have the benefit of any security interest created pursuant to the terms of the Indenture or otherwise; and

•

any other terms of the Offered Debt Securities, including covenants and events of default which apply solely to the Offered Debt Securities, or any covenants or events of default generally applicable to the debt securities, which are not to apply to the Offered Debt Securities.

Our debt securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, to be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the prospectus supplement relating thereto.

The Offered Debt Securities will not include debt securities in respect of which an index, formula or other method may be used to determine payments of principal and/or interest, or securities convertible or exchangeable into such debt securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests.

Ranking and Other Indebtedness

Except as indicated herein or in the applicable prospectus supplement, the Offered Debt Securities will be unsecured obligations of the Company and will rank equally with all of our other unsecured and unsubordinated Indebtedness from time to time outstanding. The Offered Debt Securities will be effectively subordinated to all Indebtedness and other liabilities of our subsidiaries (other than any applicable guarantor, for so long as its guarantee remains in effect) and subordinated to all secured Indebtedness and other secured liabilities of the Company, any applicable guarantor and our subsidiaries to the extent of the assets securing such Indebtedness and other liabilities.

Certain Covenants

Set forth below are certain covenants contained in the Indenture:

Change of Control

Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Offered Debt Securities. In the Change of Control Offer, we will offer to purchase Offered Debt Securities for a purchase price in cash equal to 101% of the aggregate principal amount of the Offered Debt Securities repurchased plus accrued and unpaid interest, if any, on the Offered Debt Securities repurchased, to the date of purchase; provided, however, that interest payable on or prior to the date of purchase will be payable to the Holders of the Offered Debt Securities repurchased registered as such on the regular record date for such interest.

Within 30 days following the date upon which a Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to mail, by first class mail, a notice to each Holder of Offered Debt Securities describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Offered Debt Securities on the date (the “Change of Control Payment Date”) specified in the notice, which date shall be between 30 and 60 days of the mailing of the notice, other than as may be required by law, pursuant to the procedures required by the Indenture and described in such notice. The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

We will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Offered Debt Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

Holders of Offered Debt Securities electing to have Offered Debt Securities purchased pursuant to a Change of Control Offer will be required to surrender their Offered Debt Securities with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Offered Debt Securities completed to the paying agent at the address specified in the notice, or transfer their Offered Debt Securities to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to (1) accept for payment all Offered Debt Securities or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the purchase price in respect of all Offered Debt Securities or portions thereof so tendered, and (3) deliver or cause to be delivered to the Trustee the Offered Debt Securities so accepted, together with an officers’ certificate stating the aggregate principal amount of Offered Debt Securities or portions thereof being purchased by us. The paying agent will be required to promptly mail to each Holder who properly tendered Offered Debt Securities, the purchase price for such Offered Debt Securities and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book-entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Offered Debt Securities surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require us to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the Indenture are applicable. Holders will not be entitled to require us to purchase their Offered Debt Securities in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. We may nonetheless incur significant additional indebtedness in connection with such a transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such offer in the manner, at the times and otherwise in compliance with, the requirements set forth in the Indenture applicable to a Change of Control Offer made by us, and purchases all Offered Debt Securities properly tendered and not withdrawn under its offer.

Holders may not be able to require us to purchase their Offered Debt Securities in certain circumstances involving a significant change in the composition of our board of directors, including a proxy contest where our board of directors does not endorse the dissident slate of directors but approves them as Continuing Directors. In this regard, a decision of the Delaware Chancery Court (not involving us or our securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities that is substantially similar to the change of control event described in clause (4) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination).

The concept of Change of Control includes the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Offered Debt Securities to require us to repurchase the Offered Debt Securities as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another Person or group may be uncertain.

There can be no assurance that we will have sufficient funds available at the time of any Change of Control Triggering Event, and consummate a Change of Control Offer for all Offered Debt Securities then outstanding, at a purchase price for 101% of their principal amount, plus accrued and unpaid interest to the Change of Control Payment Date. The terms of our other outstanding indebtedness also provide for repurchase rights upon a change in control under different terms. As a result, holders of our other indebtedness may have the ability to require us to repurchase their debt securities before the holders of the Offered Debt Securities offered hereby would have such repurchase rights. In addition, a Change of Control and certain other change of control events would constitute an event of default under our credit facility. As a result, we may not be able to make any of the required payments on, or repurchases of, the Offered Debt Securities without obtaining the consent of the lenders under our credit facility with respect to such payment or repurchase.

Limitation on Liens

We shall not, and shall not permit any Restricted Subsidiary to, Incur or to permit to exist any Lien of any nature whatsoever (other than Permitted Liens) on any of our or its property or assets now owned or hereafter acquired by us or it (including any Capital Stock or evidence of Indebtedness and including any of our Capital Stock or Indebtedness held by us or any Subsidiary) securing any Indebtedness, without contemporaneously therewith effectively securing the Offered Debt Securities equally and ratably with (or prior to) such Indebtedness for so long as such Indebtedness is so secured, unless, after giving effect to such Lien, the aggregate amount of all Indebtedness secured by such Liens (other than Permitted Liens) on our property or assets or that of our Restricted Subsidiaries, plus all of our Attributable Indebtedness and that of our Restricted Subsidiaries with respect to Sale/Leaseback Transactions permitted as described below under “– Limitation on Sale/Leaseback Transactions”, does not exceed 10% of our Consolidated Net Worth.

Limitation on Sale/Leaseback Transactions

We shall not, and shall not permit any Restricted Subsidiary to, enter into a Sale/Leaseback Transaction, unless, after giving effect thereto, the aggregate amount of all Attributable Indebtedness with respect to all such Sale/Leaseback Transactions, plus all Indebtedness secured by Liens to which the covenant described above under “– Limitations on Liens” is applicable, does not exceed 10% of Consolidated Net Worth. However, the provisions described in this “– Limitation on Sale/Leaseback Transactions” shall not apply to, and there shall be excluded from Attributable Indebtedness in any computation described in this covenant and in the covenant described above under “– Limitation on Liens”, Attributable Indebtedness with respect to a Sale/Leaseback Transaction if: (1) the lease in such Sale/Leaseback Transaction is for a period, including renewal rights, of three years or less; (2) we or a Restricted Subsidiary, within one year (or, in the event the net proceeds of the sale of the property leased pursuant to such Sale/Leaseback Transaction exceeds $75 million, within two years) after such Sale/Leaseback Transaction, apply an amount not less than the greater of the net proceeds of the sale of the property leased pursuant to such Sale/Leaseback Transaction or the fair market value of such property (as determined in good faith by the Board of Directors) to either the retirement of our or a Restricted Subsidiary’s Funded Indebtedness or the purchase by us or a Restricted Subsidiary of other property having a fair market value (as determined in good faith by the Board of Directors) at least equal to the fair market value of the property so leased in such Sale/Leaseback Transaction; or (3) such Sale/ Leaseback Transaction is entered into between us and a Restricted Subsidiary or between Restricted Subsidiaries.

Additional Guarantees; Limitation on Subsidiary Indebtedness

We shall not permit any Restricted Subsidiary to Incur any Indebtedness unless, at the time of such Incurrence such Restricted Subsidiary has Guaranteed all our obligations with respect to the Offered Debt Securities pursuant to the terms of the Indenture, such Guarantee to be in the form provided for in the Indenture. The foregoing shall not apply to: (1) any Indebtedness Incurred by a Restricted Subsidiary to finance its working capital requirements; provided, however, that the aggregate amount of such Indebtedness Incurred by all Restricted Subsidiaries who have not Guaranteed all the obligations of the Company with respect to the Offered Debt Securities pursuant to the terms of the Indenture and outstanding at any time shall not exceed $50 million; (2) any Indebtedness secured by (a) Permitted Liens or (b) Liens to which the exception in the covenant described above under “- Limitation on Liens” is applicable; provided, however, that the aggregate amount of all such Indebtedness and all our Indebtedness secured by such Liens (other than Permitted Liens), plus all of our and our Restricted Subsidiaries’ Attributable Indebtedness with respect to Sale/Leaseback Transactions permitted as described above under “- Limitation on Sale/Leaseback Transactions”, does not exceed 10% of Consolidated Net Worth; (3) any Attributable Indebtedness (a) with respect to a Sale/Leaseback Transaction which is permitted under the covenant described above under “- Limitation on Sale/Leaseback Transactions” or (b) to which the provisions described above under “- Limitation on Sale/Leaseback Transactions” are not applicable; and (4) any Indebtedness owed to and held by us or another Restricted Subsidiary, a shareholder of a Restricted Subsidiary or any affiliate of a shareholder of a Restricted Subsidiary; provided, however, that any subsequent transfer of any such Indebtedness or any subsequent transfer of any Capital Stock of such Restricted Subsidiary, or any other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary shall be deemed to constitute the Incurrence of such Indebtedness at such time. Except if we have exercised either of the defeasance options described under “- Defeasance” below, no Guarantor shall be released from its Guarantee provided pursuant to this covenant or clause (1) in the second paragraph of “- Successor Company and Guarantors” below unless (1) such Guarantor ceases to be a Restricted Subsidiary or (2) such Guarantor has been discharged from all its obligations with respect to all Indebtedness Incurred by such Guarantor (other than such Guarantee and Indebtedness described in clause (4) in the immediately preceding sentence) and such Guarantor has not had any Indebtedness (other than such Guarantee and Indebtedness described in clause (4) in the immediately preceding sentence) outstanding for a period of 91 days.

Limitations on Affiliate Transactions and Unrestricted Subsidiaries

We shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Unrestricted Subsidiary (an “Unrestricted Subsidiary Transaction”) on terms (1) that are less favorable in sum to us or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a person other than an Unrestricted Subsidiary or (2) that, in the event such Unrestricted Subsidiary Transaction involves an aggregate amount in excess of $25 million, are not in writing and have not been approved by a majority of the members of the Board of Directors. The foregoing shall not prohibit any Investment by us or any Restricted Subsidiary in any Unrestricted Subsidiary.

We shall not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Indebtedness; provided, however, that in the event any such Indebtedness ceases for any reason to constitute Non-Recourse Indebtedness, such Subsidiary shall be deemed to have Incurred such Indebtedness at such time.

We shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, transfer to any Unrestricted Subsidiary any property or assets owned by us or any Restricted Subsidiary on the date of the Indenture (1) on terms that are less favorable in sum to us or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transfer in arm’s-length dealings with a person other than an Unrestricted Subsidiary or (2) unless the aggregate price for such property or assets under such transfer, plus the aggregate prices for any other such property or assets under any other such transfers completed during the twelve month period immediately preceding such transfer, does not exceed $25 million.

Additional Amounts for Canadian Withholding Taxes

All payments made by us under or with respect to the Offered Debt Securities must be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless we are required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If we are so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Offered Debt Securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of the Offered Debt Securities (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder of the Offered Debt Securities would have received if such Taxes had not been withheld or deducted (a similar indemnity will also be provided to holders of the Offered Debt Securities that are exempt from withholding but are required to pay Taxes directly on amounts otherwise subject to withholding); provided, however, that no Additional Amounts will be payable with respect to a payment made to a holder of the Offered Debt Securities (an “Excluded Holder”) (1) with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment or (2) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of Offered Debt

Securities or the receipt of payments thereunder. We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

We will furnish to holders of the Offered Debt Securities, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us. We will indemnify and hold harmless each holder of Offered Debt Securities (other than an Excluded Holder) and upon written request reimburse such holder of Offered Debt Securities for the amount of (1) any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Offered Debt Securities, (2) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (3) any Taxes imposed with respect to any reimbursement under (1) or (2), but excluding any such Taxes on such holder’s net income.

At least 30 days prior to each date on which any payment under or with respect to the Offered Debt Securities is due and payable, if we are obligated to pay Additional Amounts with respect to such payment, we will deliver to the Trustee an officers’ certificate stating the fact that such Additional Amounts will be payable and the amount so payable and will set forth other information necessary to enable the Trustee to pay such Additional Amounts to holders of the Offered Debt Securities on the payment date. Whenever in the Indenture or in this Description of Debt Securities there is mentioned, in any context, the payment of principal, and premium (if any), redemption price, interest or any other amount payable under or with respect to any Offered Debt Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable in respect thereof.

Tax Redemption

The Offered Debt Securities may be redeemed, at our option, at any time in whole but not in part, on not less than 30 nor more than 60 days’ notice, at 100% of the aggregate principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event we have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Offered Debt Securities, any Additional Amounts as a result of a change in or an amendment to the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after the date of this prospectus.

Provision of Financial Information

We will provide to the Trustee, within 15 days after we file them with the SEC, copies, which may be in electronic format, of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will continue to provide the Trustee:

•	within 140 days after the end of each fiscal year, the information required to be contained in annual reports on Form 20-F, Form 40-F or Form 10-K as applicable (or any successor form); and

•

within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the information required to be contained in reports on Form 6-K (or any successor form) which, regardless of applicable requirements will, at a minimum, contain such information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not we have any of our securities listed on such exchange.

Notwithstanding the foregoing, we are not required to deliver to the Trustee any information which is posted on SEDAR, EDGAR or our website.

Successor Company and Guarantors

We may not amalgamate or consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all our assets to, any person, unless: (1) the resulting, surviving or transferee person (if not us) is organized and existing under the federal laws of Canada or the laws of any province thereof or the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of our obligations under the Indenture and the Offered Debt Securities; (2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (3) we deliver to the Trustee an officers’ certificate and an opinion of counsel (who may rely on such officers’ certificate as to matters of fact), each stating that such amalgamation, consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture. The resulting, surviving or transferee person will be the successor company under the Indenture and the Offered Debt Securities.

We will not permit any Restricted Subsidiary that is a Guarantor to amalgamate or consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any person unless: (1) the resulting, surviving or transferee person (if not such Guarantor) is organized and existing under the laws of the jurisdiction under which such Guarantor or its parent corporation was organized or under the federal laws of Canada or the laws of any province thereof or the laws of the United States of America, or any State thereof or the District of Columbia and such person expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee unless such resulting, surviving or transferee person has been released from such Guarantee in accordance with the terms of the Indenture; (2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (3) we deliver to the Trustee an officers’ certificate and an opinion of counsel (who may rely on such officers’ certificate as to matters of fact), each stating that such amalgamation, consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture.

Events of Default

An “Event of Default” with respect to the Offered Debt Securities is defined in the Indenture as (1) a default by us in the payment of interest on the Offered Debt Securities (including any Additional Amount) when due and payable, continued for 30 days, (2) a default by us in the payment of principal with respect to the Offered Debt Securities when due and payable at Stated Maturity, upon redemption, upon declaration or otherwise, (3) the failure by us or a Guarantor to comply with the obligations described under “– Certain Covenants – Change of Control” or “– Successor Company and Guarantors” above, (4) the failure by us or any Restricted Subsidiary for 60 days after notice to comply with any of the obligations described under “– Certain Covenants” above other than “ – Certain Covenants – Change of Control”, (5) the failure by us or any Restricted Subsidiary for 60 days after notice to comply with the agreements contained in the Indenture or the Offered Debt Securities (other than a failure described in (1), (2), (3) or (4) above or a failure to comply with any of our or its obligations under the covenants or agreements that are specifically for the benefit of one or more series of debt securities issued pursuant to the Indenture other than the Offered Debt Securities), (6) Indebtedness of us or any Restricted Subsidiary is not paid within any applicable grace period and is accelerated by the holders thereof, or is accelerated by the holders thereof because of a default, and the total amount of such Indebtedness unpaid, or due and payable, and accelerated exceeds $50 million (the “cross acceleration provision”), (7) certain specified events of bankruptcy, insolvency or reorganization of us or a Significant Subsidiary (the “bankruptcy default provision”) or (8) any Guarantee of the Offered Debt Securities by any Guarantor at any time ceases to be in full force and effect for any reason (other than as a result of a release of such Guarantee in accordance with the terms of the Indenture) (the “guarantee default provision”). A default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Offered Debt Securities notify us of the default and we do not cure such default within the time specified after receipt of such notice.

If an Event of Default (other than a bankruptcy default with respect to us) occurs and is continuing with respect to the Offered Debt Securities, the Trustee by notice to us, or the holders of at least 25% in principal amount of the Offered Debt Securities then outstanding by notice to us and the Trustee, may declare the principal of and accrued but unpaid interest on all the Offered Debt Securities to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If a bankruptcy default with respect to us occurs, the principal of and interest on all the debt securities issued pursuant to the Indenture, including the Offered Debt Securities, will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of debt securities issued pursuant to the Indenture. Under certain circumstances, the holders of a majority in principal amount of the Offered Debt Securities may rescind any such acceleration with respect to the Offered Debt Securities and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Offered Debt Securities then outstanding unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of Offered Debt Securities may pursue any remedy with respect to the Indenture or the Offered Debt Securities unless (1) such holder has previously given the Trustee notice that an Event of Default is continuing, (2) holders of at least 25% in principal amount of the outstanding Offered Debt Securities have requested the Trustee to pursue the remedy, (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity, and (5) the holders of a majority in principal amount of the Offered Debt Securities have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Offered Debt Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Offered Debt Securities or of exercising any trust or power conferred on the Trustee with respect to the Offered Debt Securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of the outstanding Debt Securities or that would involve the Trustee in personal liability.

Under the Indenture, if a Default occurs with respect to the Offered Debt Securities and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Offered Debt Securities notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on the Offered Debt Securities, the Trustee may withhold notice if and so long as a committee of its trust officers determines in good faith that withholding notice is in the interest of the holders of Offered Debt Securities. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take with respect thereto.

Amendments and Waivers

Subject to certain exceptions, including those set out below, the Indenture may be amended with respect to the Debt Securities (including the Offered Debt Securities) with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities and any past default or compliance with any provisions may be waived with such a consent of the holders of a majority in principal amount of the outstanding Debt Securities unless the amendment or waiver of past default or compliance is in respect of a provision which relates only to the Offered Debt Securities in which case such amendment or waiver may be effected with the consent of the holders of not less than a majority in principal amount of the Offered Debt Securities. However, without the consent of each holder of outstanding Offered Debt Securities, no amendment may, among other things, (1) reduce the amount of the Offered Debt Securities whose holders must consent to an amendment, (2) reduce the rate of or extend the time for payment of interest on any Offered Debt Securities, (3) reduce the principal of or extend the Stated Maturity of any Offered Debt Securities, (4) reduce the premium payable upon the redemption of any Offered Debt Securities or change the time at which any Offered Debt Securities may or shall be redeemed, (5) make any Offered Debt Securities payable in currency other than that stated in the Offered Debt Securities, (6) make any change to the provisions of the Indenture described under “ – Additional Amounts for Canadian Withholding Taxes” above that adversely affects the rights of any holder of the Offered Debt Securities, (7) impair the rights of any holder of the Offered Debt Securities to receive payment of principal of and interest on such holder’s Offered Debt Securities (including any Additional Amount) on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Offered Debt Securities, (8) make any change in the Guarantee of the Offered Debt Securities by any Guarantor that would adversely affect any holder of the Offered Debt Securities or (9) make any change in the amendment provisions which require each holder’s consent or in the provisions which limit suits by holders.

Without the consent of any holder of the Offered Debt Securities, we and the Trustee may amend the Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor corporation of our obligations or those of a Guarantor under the Indenture, to add Guarantees with respect to the Offered Debt Securities, to secure all or any of the Offered Debt Securities, to add to our covenants or to add Events of Default for the benefit of the holders of the Offered Debt Securities or to surrender any right or power conferred upon us, to make any change that does not adversely affect the rights of any holder of the Offered Debt

Securities in any material respect, to establish the form or terms of the Offered Debt Securities, to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate the defeasance or discharge of the Offered Debt Securities that does not adversely affect the rights of any holders of the Offered Debt Securities in any material respect, to change or eliminate any provision of the Indenture that becomes effective only when there is not outstanding any debt security of any series issued under the Indenture which is entitled to the benefit of such provision or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

The consent of the holders of the Offered Debt Securities is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to holders of the Offered Debt Securities a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Offered Debt Securities, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

We at any time may terminate all our and each Guarantor’s obligations under the Offered Debt Securities and our obligations and those of each such Guarantor under the Indenture with respect to the Offered Debt Securities (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Offered Debt Securities, to replace mutilated, destroyed, lost or stolen Offered Debt Securities and to maintain a registrar and paying agent in respect of the Offered Debt Securities. We at any time may terminate our and each Guarantor’s obligations with respect to the Offered Debt Securities under the covenants described above under “Certain Covenants”, the operation of the cross acceleration provision, the bankruptcy default provision with respect to Significant Subsidiaries, the guarantee default provision and the limitations contained in the second paragraph of “Successor Company and Guarantors” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option with respect to the Offered Debt Securities, payment of the Offered Debt Securities may not be accelerated because of an Event of Default with respect thereto and each Guarantor will be released from its Guarantee with respect to the Offered Debt Securities. If we exercise our covenant defeasance option with respect to the Offered Debt Securities, payment of the Offered Debt Securities may not be accelerated because of an Event of Default specified in clause (3) (with respect to Guarantors only in respect of the obligations described under “– Successor Company and Guarantors”), (4), (5), (6), (7) (with respect to Significant Subsidiaries only), or (8) of the first paragraph under “Events of Default” above or because of our failure to comply with clause (2) in the first paragraph of “Successor Company and Guarantors” above and each Guarantor will be released from its Guarantee with respect to the Offered Debt Securities.

In order to exercise either defeasance option with respect to the Offered Debt Securities, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the full payment of principal, premium (if any) and interest on the Offered Debt Securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee: (1) an opinion of counsel in the United States to the effect that holders of the Offered Debt Securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the United States Internal Revenue Service or other change since the date of the original Indenture in applicable United States Federal income tax law); (2) an opinion of counsel in Canada to the effect that (A) holders of the Offered Debt Securities will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax purposes as a result of such legal defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal and provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred, and (B) payments out of the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature of Canada or any province thereof or political subdivision thereof or therein having the power to tax (other than any municipality or similar political subdivision), except in the case of a payment made to a holder of the Offered Debt Securities (a) with which we do not deal at arm’s length (within the meaning of the

Income Tax Act (Canada)) at the time of the making of such payment or (b) which is subject to such taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of the Offered Debt Securities or the receipt of payments thereunder; (3) a certificate from a nationally recognized firm of independent accountants opining that the payments of principal and interest when due and without investment on the U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium (if any) and interest when due on all the Offered Debt Securities to maturity or redemption, as the case may be; and (4) an opinion of counsel stating that the defeasance trust does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended. In addition, we can only exercise either type of defeasance if (1) during the 91 days that follow the establishment of the defeasance trust, no Default under the bankruptcy default provision occurs to us and is continuing at the end of the period, (2) no Default has occurred and is continuing on the date the defeasance trust is established after giving effect to the establishment of the defeasance trust, and (3) depositing funds into the defeasance trust does not constitute a default under any other of our binding agreements.

Book-Entry, Delivery and Form

The Offered Debt Securities of a particular series will be represented by one or more fully registered global securities without coupons (the “Global Debt Securities”) and will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee. Except as set forth below, the Global Debt Securities may be transferred in whole and not in part only to DTC or another nominee of DTC.

So long as DTC or its nominee is the registered owner thereof, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Offered Debt Securities represented by the Global Debt Securities for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Debt Securities will not be entitled to have the Offered Debt Securities represented by the Global Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of the Offered Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

The following is based on information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies, and DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC.

Purchases of the Offered Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for such Offered Debt Securities on DTC’s records. The ownership interest of each actual purchaser of Offered Debt Securities represented by a Global Debt Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Debt Securities representing the Offered Debt Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners of the Global Debt Securities representing the Offered Debt Securities will not receive the Offered Debt Securities in definitive form representing their ownership interests therein, except in the event that use of the book-entry system for the Offered Debt Securities is discontinued or upon the occurrence of certain other events described herein.

To facilitate subsequent transfers, all Global Debt Securities representing the Offered Debt Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Global Debt Securities representing the Offered Debt Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Debt Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Offered Debt Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Principal, premium, if any, and interest payments on the Global Debt Securities representing the Offered Debt Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding information from us or the Trustee, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or that of the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants. Neither we nor the Trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Offered Debt Securities by DTC or the Direct or Indirect Participants or for maintaining or reviewing any records of DTC or the Direct or Indirect Participants relating to ownership interests in the Offered Debt Securities or the disbursements of payments in respect thereof.

DTC may discontinue providing its services as depository with respect to the Offered Debt Securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Offered Debt Securities in definitive form are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Offered Debt Securities in definitive form will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but is subject to any changes to the arrangements between us and DTC and any changes to such procedures that may be instituted unilaterally by DTC.

Enforceability of Judgments

Since a substantial portion of our assets and those of our Subsidiaries are outside the United States, any judgment obtained in the United States against us or any of our Subsidiaries, including judgments with respect to the payment of principal, interest, Additional Amounts or redemption price with respect to the Offered Debt Securities, may not be collectible within the United States.

We have been informed by our Canadian counsel, McCarthy Tétrault LLP, that the laws of the Province of British Columbia and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of British Columbia (a “British Columbia Court”) on any final and conclusive judgment in personam (i.e., against the person) of a Federal or state court in the State of New York (“New York Court”) against us that is subsisting and unsatisfied respecting the enforcement of the Offered Debt Securities or the Indenture, that is not impeachable as void or voidable under the laws of the State of New York and that is for a sum certain if (1) the New York Court that rendered such judgment had jurisdiction over the judgment debtor, as recognized by a British Columbia Court (and submission by us in the Offered Debt Securities or the Indenture to the jurisdiction of the New York Court will be deemed sufficient for this purpose); (2) proper service of process in respect of the proceeding in which such judgment was made in accordance with New York law; (3) such judgment was not obtained by fraud or in a manner contrary to natural justice, and the enforcement thereof would not be either inconsistent with public policy, as the term is applied by a British Columbia Court, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or contrary to any order made by the Competition Tribunal under the Competition Act (Canada); (4) the enforcement of such judgment in British Columbia does not constitute, directly or indirectly, the enforcement of any laws of the State of New York or of the United States of America which a British Columbia Court would characterize as revenue, expropriatory, penal or public laws; (5) in an action to enforce a default judgment, the judgment does not contain a manifest error on its face; (6) the action to enforce such judgment is commenced within the applicable limitation period after the date of such judgment; and (7) the judgment does not conflict with another final and conclusive judgment in the same cause of action; provided that a British Columbia Court may stay an action to enforce a foreign judgment if an appeal of the judgment is pending or the time for appeal has not expired; and provided further that under the Currency Act (Canada), a British Columbia Court may only give judgment in Canadian dollars.

Consent to Jurisdiction and Service

The Indenture provides that we irrevocably designated and appointed CT Corporation System (and any successor entity), as our agent for service of process in any suit or proceeding arising out of or relating to the Indenture or the Offered Debt Securities for actions brought in any federal or state court located in the Borough of Manhattan in the City of New York and will submit to such jurisdiction.

Governing Law

The Indenture and the Offered Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Discharge of the Indenture

We may satisfy and discharge our obligations under the Indenture with respect to the Offered Debt Securities by delivering to the Trustee for cancellation all such outstanding debt securities or by depositing with the Trustee or the paying agent, after such debt securities have become due and payable, whether at stated maturity, on any redemption date or otherwise, cash sufficient to pay all of the outstanding debt securities and pay all other sums payable under the Indenture by us.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture, as they would be applicable to the Offered Debt Securities. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms under the section “Description of Debt Securities” for which no definition is provided. Except as otherwise indicated, all accounting terms not otherwise defined in the Indenture will have the meanings assigned to them in accordance with IFRS and all accounting determinations and computations based on IFRS contained in the Indenture shall be determined and computed in conformity with IFRS.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as of the date of determination, the lesser of (1) the fair market value of the property subject to such Sale/Leaseback Transaction (as determined in good faith by our Board of Directors) or (2) the present value (discounted at a rate per annum equal to the coupon on the Offered Debt Securities, compounded annually) of the total obligations of the lessee for rental payments (excluding amounts required to be paid on account of operating costs, maintenance and repairs, insurance, taxes, assessments, utility rates and similar charges) during the remaining term of such lease (including any period for which such lease has been extended).

“Board of Directors” means our Board of Directors or any committee thereof duly authorized to act on behalf of such Board of Directors, except that for purposes of the definitions of “Change of Control” and “Continuing Directors,” the term “Board of Directors” shall mean our Board of Directors and not any committee thereof.

“Capital Stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Change of Control” means the occurrence of any one of the following:

(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our Restricted Subsidiaries;

(2)    the adoption of a plan relating to our liquidation or dissolution;

(3)    the consummation of any transaction (including, without limitation, any amalgamation, merger or consolidation) the result of which is that any “person” (as defined in clause (1) of this definition), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

(4)    the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(5)    we amalgamate or consolidate with, or merge with or into, any person, or any person amalgamates or consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving or transferee person, measured by voting power rather than number of shares, immediately after giving effect to such transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Consolidated Net Worth” at any date of determination means the following amount, as shown on the most recent consolidated balance sheet of us and our Subsidiaries, determined on a consolidated basis in accordance with IFRS, as of the end of our most recent fiscal quarter ending at least 45 days prior to the date of determination: (1) the consolidated equity of our common stockholders plus (2) the respective amounts reported with respect to any class or series of our Preferred Stock (other than Exchangeable Stock and Redeemable Stock) but only to the extent of any cash received by us upon issuance of such Preferred Stock, excluding any gains or losses with respect to IRRM’s that have been recognized or reported under IFRS, but which do not reflect obligations of any person due and payable at that time.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who:

(1)    was a member of such Board of Directors on the date of the issuance of the Offered Debt Securities; or

(2)    was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Debt Securities” means any debt security or debt securities of any series authenticated and delivered under the Indenture.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., or any successor to the rating agency business thereof.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.

“Guarantor” means any person that becomes a guarantor of the Offered Debt Securities pursuant to the terms of the Indenture, and its respective successors.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board in effect as of January 1, 2011.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) or is designated as a Restricted Subsidiary or an Unrestricted Subsidiary shall be deemed to be Incurred by such Subsidiary at such time. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” of any person means, without duplication, (1) the principal of, premium (if any) in respect of and interest on (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments related to or for money borrowed for the payment of which such person is responsible or liable; (2) all Capital Lease Obligations of such person and all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person; (3) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding in each case trade accounts payable or accrued liabilities arising in the ordinary course of business); (4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (5) all obligations of such person with respect to the redemption, repayment or other repurchase of, in the case of a Subsidiary, any Preferred Stock and, in the case of any other person, any Redeemable Stock (but excluding any accumulated dividends); (6) all obligations of the type referred to in clauses (1) through (5) of other persons for the payment of which such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including any Guarantees of such obligations; and (7) all obligations of the type referred to in clauses (1) through (6) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Investment Grade Rating” means a rating equal to or greater than BBB- by S&P, Baa3 by Moody’s and BBB- by Fitch or the equivalent thereof under any new ratings system if the ratings system of any such agency shall be modified after the issue date, or the equivalent rating of any other Rating Agency selected by us as provided in the definition of Rating Agencies.

“IRRM” means: (i) any interest rate or foreign exchange risk management agreement or product, including (A) interest rate or currency exchange swap agreements, (B) futures contracts, (C) forward exchange, purchase or sale agreements, and (D) any other agreements to fix or hedge interest rates or foreign exchange rates; and (ii) any agreement for the making or taking of delivery of any commodity (including, for certainty, natural gas, propane, water, electricity and electrical power), any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, where the subject matter of the same is any commodity or the price, value or amount payable thereunder is dependent or based upon the price of any commodity or fluctuations in the price of any commodity, but shall not include any agreement for the physical purchase or sale of a commodity (including, for certainty, natural gas, propane, water, electricity and electrical power) entered into in the ordinary course of business unless (i) such agreement is entered into for hedging or speculative purposes, or (ii) such agreement is required to be accounted for on a mark to market (“fair value”) basis under IFRS.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement or other similar lien.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, or any successor to the rating agency business thereof.

“Non-Recourse Indebtedness” means Indebtedness (1) as to which neither we nor any of our Restricted Subsidiaries (A) provide credit support (including any undertaking, agreement or instrument which would constitute Indebtedness) or (B) is directly or indirectly liable and (2) no default with respect to which (including any rights which the holders thereof may have to take enforcement action) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of ours or that of any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause a payment thereof to be accelerated or payable prior to its Stated Maturity.

“Permitted Liens” means, with respect to any person, (1) pledges or deposits by such person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, and maritime liens on cargo for freight not yet due, in each case for sums not yet due or being contested in good faith by appropriate proceedings, other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review, and any right of setoff, refund or charge-back available to any bank or other financial institution, (3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, pipelines, railways, cables and conduits, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such person; (6) Liens securing Indebtedness or other obligations in the ordinary course of business of a Restricted Subsidiary or us owing to and held by us or another Restricted Subsidiary; (7) Liens existing on the date of the Indenture; (8) Liens on property or shares of stock of a person at the time that such person becomes a Restricted Subsidiary; provided, however, that such Liens may not extend to any other property or assets owned by us or a Restricted Subsidiary; provided further, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, or to provide credit support in connection with, such person becoming a Restricted Subsidiary; (9) Liens on property or assets at the time we or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of an amalgamation, merger or consolidation with or into us or a Restricted Subsidiary; provided, however, that such Liens may not extend to any other property or assets owned by us or a Restricted Subsidiary; provided further, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, or to provide credit support in connection with, such acquisition; (10) Liens on any property or assets securing any Indebtedness created or assumed as all or any part of the purchase price or cost of construction or improvement of real or tangible personal property or assets, whether or not secured, which Indebtedness was created prior to, at the time of or within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such property or assets; (11) Liens on cash or marketable securities of us or any Restricted Subsidiary granted in the ordinary course of business in connection with (A) any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate insurance and other similar agreements or arrangements; (B) any interest rate swap agreements, forward rate agreements, interest rate cap or collar agreements or other similar financial agreements or arrangements; or (C) any agreements or arrangements entered into for the purpose of hedging product prices; and (12) Liens to secure any refinancing, extension, renewal or replacement (“refinancing”) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9) and (10); provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (a) the outstanding principal amount of the Indebtedness being refinanced and (b) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Rating Agencies” means (1) S&P, Moody’s and Fitch or (2) if S&P, Moody’s and Fitch or any two of them cease to rate the Offered Debt Securities or cease to make a rating of the Debt Securities publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating of the Offered Debt Securities publicly available selected by us (as certified by an Officer’s Certificate) which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Ratings Decline” means the occurrence of the following on any date during the Trigger Period: (1) in the event that the Offered Debt Securities have an Investment Grade Rating by all three Rating Agencies, the Offered Debt Securities cease to have an Investment Grade Rating by two of the three Rating Agencies, (2) in the event that the Offered Debt Securities have an Investment Grade Rating by only two Rating Agencies, the Offered Debt Securities cease to have an Investment Grade Rating by both such Rating Agencies, or (3) in the event that the Offered Debt Securities do not have an Investment Grade Rating or have an Investment Grade Rating by only one of the Rating Agencies, the rating of the Offered Debt Securities by two of the three Rating Agencies (or, if there are less than three Rating Agencies rating the Offered Debt Securities, the rating of each Rating Agency) decreases by one or more gradations (including gradations within ratings categories as well as between rating categories) or is withdrawn.

“Restricted Subsidiary” means each of our Subsidiaries other than our Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill Financial, or any successor to the rating agency business hereof.

“Sale/Leaseback Transaction” means an arrangement with any person other than us or a Restricted Subsidiary providing for the leasing by us or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person in contemplation of such leasing; provided, however, that any subsequent transfer of any such arrangement between us and a Restricted Subsidiary or between Restricted Subsidiaries, whereby we or a Restricted Subsidiary ceases to be the lessor under such arrangement, shall be deemed to constitute a Sale/Leaseback Transaction at such time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of us within the meaning of Rule 1-02 under Regulation S-X promulgated by the United States Securities and Exchange Commission.

“Subsidiary” means, in respect of any person, any corporation, limited liability company, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such person, (2) such person and one or more Subsidiaries of such person or (3) one or more Subsidiaries of such person.

“Trigger Period” means the period commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies then rating us or the Offered Debt Securities has publicly announced that it is considering a possible ratings change).

“Unrestricted Subsidiary” means, as it applies to the Offered Debt Securities, (1) any Subsidiary of ours that shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

(2) each Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of ours (other than a Restricted Subsidiary which owns, legally or beneficially, all or a material portion of or interest in any of the facilities located at Puntas Arenas in Chile (including Chile I and Chile IV), Waitara and Motunui in New Zealand (including D I, D II, D III and D IV) and Point Lisas in Trinidad (and owned as of the date of the issuance of the Offered Debt Securities by Methanex Trinidad Unlimited)) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, ours or any other Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that, immediately after giving effect to such designation no Default shall have occurred and be continuing. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of any person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

PRICE RANGE AND TRADING VOLUMES

Our common shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “MX” and on the NASDAQ under the symbol “MEOH” The following table sets forth the reported high and low closing sale prices and the aggregate volume of trading of our common shares on the TSX during the 12 months preceding the date of this Prospectus.

Common Shares
Date	High(1)	Low(1)	Volume
2018
August	$99.65	$88.90	5,194,420
September	$104.78	$92.63	5,224,296
October	$107.07	$80.65	8,707,851
November	$90.30	$71.66	9,053,857
December	$77.64	$62.48	7,052,823
2019
January	$78.73	$63.54	7,411,435
February	$77.58	$69.35	5,714,455
March	$83.99	$73.88	5,490,180
April	$80.49	$72.28	4,513,163
May	$74.13	$55.97	6,153,683
June	$62.80	$55.21	5,271,595
July	$59.87	$51.34	5,926,316
August 1 – 21	$51.97	$42.02	4,329,879

(1)	Expressed in Canadian dollars

CERTAIN INCOME TAX CONSEQUENCES

The applicable prospectus supplement will describe to an investor who is a non-resident of Canada certain Canadian federal income tax consequences of acquiring, owning and disposing of any Offered Debt Securities offered thereunder. The applicable prospectus supplement will also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any Offered Debt Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

PLAN OF DISTRIBUTION

We may sell Offered Debt Securities to or through underwriters or dealers, and also may sell such Offered Debt Securities to one or more other purchasers directly or through agents. In addition, we may issue the Offered Debt Securities pursuant to one or more exchange offers for our previously issued debt securities.

The applicable prospectus supplement will set forth the terms of the offering relating to the particular Offered Debt Securities, including, to the extent applicable, the name or names of any underwriters or agents, the proceeds to the Company from the sale of the Offered Debt Securities, the terms of any exchange offer, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

The Offered Debt Securities may be sold or exchanged from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale or exchange, at prices related to such prevailing market prices or at negotiated prices.

In connection with the issuance of the Offered Debt Securities, underwriters may receive compensation from us or from purchasers of such Offered Debt Securities for whom they may act as agents in the form of concessions or commissions. The underwriters, dealers and agents with whom we enter into agreements may be customers of ours or engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase or exchange the Offered Debt Securities directly from us pursuant to contracts providing for payment and delivery on a future date. Such contracts will be subject only to the conditions set forth in such prospectus supplement, which will also set forth the commission payable for solicitation of such contracts.

Underwriters, dealers and agents who participate in the distribution of the Offered Debt Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act (British Columbia), or to contributions with respect to payments which such underwriters, dealers, or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In connection with any offering of Offered Debt Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Offered Debt Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

The Offered Debt Securities will not be distributed, directly or indirectly, in Canada or to residents of Canada in contravention of the securities laws of any province or territory of Canada. This offering is being made in the United States pursuant to the multijurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada. This prospectus was filed with the BCSC, and forms part of a registration statement on Form F-10 filed with the SEC, to register the Offered Debt Securities under the U.S. Securities Act of 1933, as amended, and to qualify under the securities laws of the Province of British Columbia the distribution of the Offered Debt Securities being offered and sold in the United States and elsewhere outside of Canada. This prospectus does not qualify the distribution of any Offered Debt Securities which may be offered and sold in any province or territory of Canada, including the Province of British Columbia. The Offered Debt Securities may only be offered or sold, directly or indirectly, in Canada, or to or for the benefit of any resident of Canada, pursuant to exemptions from the prospectus requirements of Canadian securities laws, and only by securities dealers registered in the applicable province or territory. Subject to applicable law, the Offered Debt Securities may also be offered outside of the United States and Canada.

Each series of Offered Debt Securities will be a new issue of debt securities with no established trading market. Unless otherwise specified in the applicable prospectus supplement relating to a series of Offered Debt Securities, the Offered Debt Securities will not be listed on any securities exchange or automated quotation system and you may not be able to resell any such Offered Debt Securities purchased. Certain broker-dealers may make a market in the Offered Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Offered Debt Securities of any series or as to the liquidity of the trading market for the Offered Debt Securities of any series. If an active trading market for the Offered Debt Securities of any series does not develop, the market price and liquidity of the series of Offered Debt Securities may be adversely affected.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, certain matters of Canadian law will be passed upon on our behalf by McCarthy Tétrault LLP, Vancouver, Canada and certain matters of U.S. law will be passed upon on our behalf by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Toronto, Canada.

The partners and associates of McCarthy Tétrault LLP, as a group, hold beneficially, directly or indirectly, less than 1% of our outstanding securities and none of our securities or property are to be received by such persons.

EXPERTS

Our consolidated financial statements as of December 31, 2018 and 2017, and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The Company’s auditors, KPMG LLP, Chartered Accountants, have confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations proscribed by the relevant professional bodies in Canada and any applicable legislation or regulations and that they are independent accountants with respect to the Company under all relevant U.S. professional and regulatory standards.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this Prospectus is a part insofar as required by the SEC’s Form F-10:

(a)	the documents listed under “Documents Incorporated by Reference” in this Prospectus;

(b)	the consent of our independent accountants, KPMG LLP;

(c)	the consent of our Canadian counsel, McCarthy Tétrault LLP;

(d)	powers of attorney from directors and officers of Methanex;

(e)	the form of the Indenture relating to the debt securities; and

(f)	the statement of eligibility of the Trustee on Form T-1.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

J. Floren, R. Kostelnik, M. Walker, B. Aitken, P. Cook, P. Dobson and K. Rodgers, each a director of the Company, reside outside of Canada. Each of J. Floren, R. Kostelnik, M. Walker, B. Aitken, P. Cook, P. Dobson and K. Rodgers have appointed McCarthy Tétrault LLP of Suite 2400, 745 Thurlow Street, Vancouver BC V6E 0C5 as agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

PART II

INFORMATION NOT REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under the Canada Business Corporations Act (“CBCA”), which governs Methanex Corporation (the “Registrant”), except in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the Registrant or other entity and provided that he or she acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which he or she acted as a director or officer or in a similar capacity at the Registrant’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer (or other individual as described above) is entitled to indemnification from the Registrant as a matter of right in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party because of their association with the Registrant or other entity if such individual is not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and has fulfilled the conditions set forth above.

In accordance with and subject to the CBCA, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate, or an individual acting in a similar capacity, of another entity and his or her heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is involved by reason of his or her being or having been a director or officer of the Registrant or such body corporate, if the director or officer (a) acted honestly and in good faith with a view of the best interests of the Registrant or such body corporate, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The Registrant has also entered into indemnity agreements with its directors and officers which provide substantially the same rights as provided for in the CBCA.

The Registrant maintains directors’ and officers’ liability insurance which insures the directors and officers of the Registrant and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Securities Act and is therefore unenforceable.

II-1

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a)    Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)    Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

EXHIBIT INDEX

Exhibit Number	Description

4.1	Annual Information Form of the Registrant dated March 11, 2019 for the year ended December 31, 2018 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 40-F for the year ended December 31, 2018, filed on March 12, 2019, Commission file number 0-20115 (the “Form 40-F”))

4.2	Audited Consolidated Financial Statements, and the related notes thereto, as at December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018 and the Auditors’ Report thereon and the Auditors’ Report on the Effectiveness of Internal Controls Over Financial Reporting (incorporated by reference to Exhibit 99.3 to the Form 40-F)

4.3	Management’s Discussion and Analysis for the year ended December 31, 2018 (incorporated by reference to Exhibit 99.2 to the Form 40-F)

4.4	Condensed Consolidated Interim Financial Statements, and the related notes thereto, as at June 30, 2019 and for the three and six months ended June 30, 2019 and 2018 (incorporated by reference to the Registrant’s Form 6-K furnished on July 31, 2019, Commission file number 0-20115 (the “Second Quarter 6-K”))

4.5	Management’s Discussion and Analysis for the three and sixth months ended June 30, 2019 (incorporated by reference to the Second Quarter 6-K)

4.6	Information Circular dated as of March 8, 2019, issued in connection with the Registrant’s annual meeting of shareholders held on April 25, 2019 (incorporated by reference to the Registrant’s Form 6-K furnished on March 21, 2019, Commission file number 0-20115)

4.7	Material Change Report dated March 11, 2019 (incorporated by reference to the Registrant’s Form 6-K furnished on March 11, 2019 Commission file number 0-20115)

4.8	Material Change Report dated July 23, 2019 (incorporated by reference to the Registrant’s Form 6-K furnished on July 23, 2019 Commission file number 0-20115)

5.1*	Consent of KPMG LLP

5.2*	Consent of McCarthy Tétrault LLP

6.1*	Power of Attorney (included on signature pages hereof)

7.1	Trust Indenture dated as of July 20, 1995 between Methanex Corporation and United States Trust Company of New York, as Trustee (incorporated by reference to Exhibit 7.1 to the Registrant’s Form F-9 dated May 31, 2002, Commission file number 333-89526)

7.2	Second Supplemental Indenture dated as of June 19, 2002 between Methanex Corporation and The Bank of New York (formerly United States Trust Company of New York), as Trustee (incorporated by reference to Exhibit 7.2 to the Registrant’s Form F-9 dated July 21, 2005, Commission file number 333-126770)

7.3	Fourth Supplemental Indenture dated as of August 3, 2005 between Methanex Corporation and The Bank of New York (formerly United States Trust Company of New York), as Trustee (incorporated by reference to Exhibit 7.3 to the Registrant’s Form F-9 dated October 31, 2011, Commission file number 333-177632)

7.4	Fifth Supplemental Indenture dated as of February 28, 2012 between Methanex Corporation and The Bank of New York Mellon (formerly United States Trust Company of New York), as Trustee (incorporated by reference to Exhibit 7.4 to the Registrant’s Form F-10 dated December 7, 2012, Commission file number 333-185335)

7.5*	Sixth Supplemental Indenture dated as of November 18, 2014 between Methanex Corporation and The Bank of New York Mellon (formerly United States Trust Company of New York), as Trustee

7.6*	Statement of Eligibility of the Trustee on Form T-1

*	Filed herewith.

III-2

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 22nd day of August, 2019.

METHANEX CORPORATION

By:	/s/ John Floren
Name: John Floren
Title: President and Chief Executive Officer

III-3

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Floren and Ian P. Cameron, and each of them, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Floren John Floren	President, Chief Executive Officer and Director (Principal Executive Officer)	August 22, 2019

/s/ Ian P. Cameron Ian P. Cameron	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	August 22, 2019

/s/ Bruce Aitken Bruce Aitken	Director	August 22, 2019

/s/ Douglas Arnell Douglas Arnell	Director	August 22, 2019

/s/ James Betram James Bertram	Director	August 22, 2019

/s/ Phillip Cook Phillip Cook	Director	August 22, 2019

/s/ Paul Dobson Paul Dobson	Director	August 22, 2019

/s/ Maureen Howe Maureen Howe	Director	August 22, 2019

/s/ Robert Kostelnik Robert Kostelnik	Director	August 22, 2019

/s/ Janice Rennie Janice Rennie	Director	August 22, 2019

/s/ Margaret Walker Margaret Walker	Director	August 22, 2019

/s/ Benita Warmbold Benita Warmbold	Director	August 22, 2019

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative in the United States of Methanex Corporation, on this 22nd day of August, 2019.

METHANEX METHANOL COMPANY, LLC

By:	/s/ Belinda Seales
Name: Belinda Seales
Title: VP

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